UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2024 Notice of Annual Meeting of Stockholders and Proxy Statement

A message from E. Mark Rajkowski, Chairman of the Board of Directors and Thomas Tedford, President and Chief Executive Officer

April 2, 2024

Dear Fellow Stockholder:

We invite you to join the Board of Directors and our management team at the ACCO Brands Corporation 2023 Annual Meeting of Stockholders, which will be held at 9:30 a.m. Central Time on Tuesday, May 21, 2024. The sole purpose of the meeting is to consider the matters described in the following Notice of 2023 Annual Meeting and Proxy Statement.

This year's Annual Meeting of Stockholders will again be conducted virtually, via a live audio webcast. By conducting our meeting virtually, we can provide our broad stockholder base with easier access and greater ability to attend and participate in the meeting, including the ability to ask questions and vote their shares at the meeting if they wish.

At the start of 2023, we set four key priorities: restoring our gross margin rate to pre-pandemic levels, profitably managing our top line, continuing to invest in new product innovation, key brands, and growth initiatives, and managing our cost structure. Our teams executed well on these priorities, and we have restored our margins from the extreme levels of inflation experienced in 2022. We also expanded our market share in North America during the back-to-school season and successfully introduced new product offerings globally. Additionally, as the demand environment became more challenging in 2023, our teams responded well, by managing spending, reducing inventory levels by 17% and accelerating our global manufacturing footprint optimization projects.

While we are very pleased with the execution of our teams in expanding margins and managing costs and inventory, our sales were impacted by the challenging macroeconomic environment. We reported 2023 net sales of $1.83 billion, down 5.9 percent versus the prior year with comparable sales1 declining 6.5 percent.

Gross profit increased 8 percent to $598 million, due to the cumulative effect of global price increases and cost reduction initiatives. Operating income was $45 million, compared to $35 million in 2022, and net loss was $22 million, or $(0.23) per share; both included non-cash goodwill impairment charges of $90 million in 2023 and $99 million in 2022. Adjusted operating income1 was $205 million, an increase of 17 percent, primarily due to the increase in our gross margins, and adjusted EPS1 increased 5 percent to $1.09. The Company generated $129 million in cash from operations, an increase of 65 percent compared to 2022, returning $29 million to shareholders in the form of dividends, and reducing debt by $88 million. We ended the year with a consolidated net leverage ratio1 of 3.4x, down from 4.2x in 2022.

The transformative actions the Company has taken over the last number of years have expanded our product portfolio, focusing on innovative product solutions that enhance consumer experiences when they learn, while they work and when they play. Today, our portfolio is geographically diverse, with iconic brands that resonate with local consumers, with products sold in over 100 countries. We believe this global platform offers opportunities to improve our growth trajectories as end-markets improve. We will continue to invest in our leading brands, while sharpening our focus on product innovation and compelling value propositions for our customers.

1

Comparable sales, adjusted operating income, adjusted earnings per share and consolidated leverage ratio are non-GAAP financial measures. An explanation of how we calculate each of these non-GAAP financial measures and a reconciliation of each measure to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in the Appendix.

We continue to make progress against our 2025 Environment, Social and Governance (“ESG”) goals. Four years ago, we announced three quantitative ESG objectives: to improve the energy efficiency of our facilities, to increase the gender diversity of our global leadership team, and to raise the percentage of our revenue generated by products certified to third-party environmental and social standards. We exceeded our energy efficiency goal in 2023 and we have made meaningful progress in the other two areas and are on track to meet all our goals by 2025.

In January 2024, we took further actions to better position the Company for long term, sustainable, profitable growth, announcing a multi-year restructuring and cost savings program that is expected to deliver at least $60 million in annual cost savings once fully implemented at the end of 2026. The program is designed to simplify and delayer the Company’s operating structure, reduce costs, and create a leaner, more efficient organization, while positioning key leaders closer to customers. These actions will also improve our profit and cash flow profile and provide important resources to invest in growth. As we improve our cost basis, we are also highly focused on restoring revenue growth. As the global economies improve, these efforts will better position us to deliver sustainable profitable growth, improved profitability, and better cash flows, leading to enhanced shareowner value.

It is important that your shares are represented at the meeting. We encourage you to vote your shares prior to the Annual Meeting. You can submit your proxy by using a toll-free telephone number, by mail, or through the Internet. Instructions for using these services are provided on the accompanying proxy card. If you decide to vote your shares using the accompanying proxy card, we urge you to complete, sign, date and return it promptly.

Sincerely,

E. Mark Rajkowski Chairman of the Board of Directors	Tom Tedford President and Chief Executive Officer

Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

The Annual Meeting of Stockholders of ACCO Brands Corporation (“ACCO Brands” or the “Company”) will be held via a live audio webcast at 9:30 a.m. Central Time on Tuesday, May 21, 2024, for the purposes noted below. To attend the virtual meeting you will first need to register at http://www.viewproxy.com/ACCO/2024. Please register no later than one hour prior to the meeting.

(1)
To elect nine directors identified in this Proxy Statement for a term expiring at the 2024 Annual Meeting;
(2)
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024;
(3)
To approve, by non-binding advisory vote, the compensation of our named executive officers;
(4)
To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

We currently are not aware of any other business to be brought before the 2024 Annual Meeting (the “Annual Meeting”). Only holders of record of common stock at the close of business on March 25, 2024, will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting via the live audio webcast, you may vote at the meeting which will override any previously submitted proxy.

As in previous years, we are providing access to our proxy materials to our stockholders via the Internet. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the record date on or about April 2, 2024. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on or about April 2, 2024.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel and Corporate Secretary

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about April 2, 2024.

TABLE OF CONTENTS

3	PROXY STATEMENT HIGHLIGHTS	28	AUDIT COMMITTEE MATTERS
3	Proposals to be Voted on and Board Voting Recommendations	29	Proxy Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm
3	Corporate Governance Highlights	30	Report of the Audit Committee
4	Compensation Highlights

6	VOTING AND PROXIES	31	EXECUTIVE COMPENSATION
		31	Compensation Discussion and Analysis
10	BOARD OF DIRECTORS	49	Compensation and Human Capital Committee Report
10	Qualifications Required for All Directors	50	Proxy Item 3: Advisory Vote on Executive Compensation
10	Board Diversity	51	Executive Compensation Tables
11	Experience, Qualifications and Skills Represented on our Board of Directors	58	CEO Pay Ratio
13	Proxy Item 1: Election of Directors	59	Pay Versus Performance
16	2023 Director Compensation

18	CORPORATE GOVERNANCE	66	ADDITIONAL INFORMATION
18	Director Independence	66	Certain Information Regarding Security Holders
18	Board Leadership Structure	67	Submission of Stockholder Proposals and Nominations
20	Risk Oversight	69	Cautionary Statement Regarding Forward-Looking Statements
22	Committees	70	Appendix: Supplemental Non-GAAP Financial Measures
27	Stockholder Communication

PROXY STATEMENT HIGHLIGHTS

This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

ACCO Brands Corporation Annual Meeting of Stockholders

Time and Date: 9:30 a.m. Central Time on Tuesday, May 21, 2024
Location: Virtual
Record Date: March 25, 2024

Proposals to be Voted on and Board Voting Recommendations

Proposal		Board Recommendations	Page
Item 1	Election of nine directors	FOR each nominee	13
Item 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2024	FOR	29
Item 3	Approval, by non-binding advisory vote, of the compensation of our named executive officers	FOR	50

Corporate Governance Highlights

Board of Directors and Committees	Stockholder Interests
Declassified Board of Directors - all directors elected annually	Majority voting standard for election of directors in uncontested elections
Independent Chairman	No rights or “poison pill” plan
89 percent of our director nominees are independent	Stock ownership guidelines which apply to all executive officers and directors
Fully independent Audit Committee, Compensation and Human Capital Committee and Nominating, Governance and Sustainability Committee	Hedging, pledging and short sales of Company stock are prohibited
Executive sessions of non-employee directors held at each regularly scheduled quarterly board meeting	Annual vote to ratify independent auditors
All directors attended over 85 percent of Board and committee meetings held in 2023	Annual stockholder vote on executive compensation programs

Compensation Highlights

Boris Elisman served as Chairman of the Board and Chief Executive Officer through September 30, 2023 and transitioned to Executive Chairman on October 1, 2023. Mr. Elisman's total compensation for the fiscal year 2023 reflects the nine-month period during which he served as Chairman of the Board and Chief Executive Officer and the three-month period during which he served as Executive Chairman. Tom Tedford, previously President and Chief Operating Officer, became President and Chief Executive Officer on October 1, 2023. Mr. Tedford's total compensation for the fiscal year 2023 reflects the nine-month period during which he served as President and Chief Operating Officer and the three-month period during which he served as President and Chief Executive Officer.

Boris Elisman Former Executive Chairman (Former Chief Executive Officer through September 30, 2023)
Fiscal 2023 Summary Compensation Table Total

Tom Tedford President and Chief Executive Officer (President and Chief Operating Officer through September 30, 2023)
Fiscal 2023 Summary Compensation Table Total
*Includes a one-time promotional award associated with Mr. Tedford's promotion to CEO.

Our executive compensation philosophy is to provide competitive compensation programs that are designed to align with stockholder interests, drive business strategy, pay for performance, and attract and retain top talent. The Compensation and Human Capital Committee seeks to target each compensation component at approximately the median of similarly situated executives of companies in our Peer Group, subject to circumstances that may arise that warrant deviation from this general approach, such as position changes and new hires.

Target Total Compensation(1)
Total Annual Cash			Long-Term Incentives
Base Salary	Annual Incentive		Performance Stock Units (PSUs) 67% for CEO(2) 60% for Other NEOs	Restricted Stock Units (RSUs) 33% for CEO(2) 40% for Other NEOs

(1)2023 Variable at Risk Compensation: 84.7% for Mr. Elisman, 80.0% for Mr. Tedford, and 71.7% for Other Named Executive Officers

(2)The CEO PSU/RSU mix was used for Mr. Elisman's annual 2023 grant and Mr. Tedford's promotional CEO grant

Plans are Significantly Weighted with Performance Metrics that are Aligned with Business Strategy and Stockholder Value Creation
Annual Incentive Plan Metrics			Long-Term Incentive Plan Metrics
• Adjusted Operating Income • Net Sales • Working Capital Efficiency • Strategic Measures		•	• Adjusted Earnings Per Share • Adjusted Free Cash Flow • Adjusted Gross Margin Percent • Relative Total Shareholder Return

Key Compensation Practices

Incentive plan outcomes are aligned with business performance
2023 say-on-pay proposal approved by 95 percent of the shares that voted on the proposal
Stock ownership requirements for executives and independent directors

Clawback policy to recoup incentive compensation, including equity awards that are subject to time-based or performance-based conditions. Equity awards subject to time-based vesting are not subject to recoupment under the clawback policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), but under the Company’s policy may nevertheless be recouped in appropriate circumstances.

Incentive compensation plan and practices include good corporate governance features such as:

•
Multi-year vesting requirements on equity incentives
•
Dividend equivalents payable only if underlying grant vests
•
No liberal share recycling
•
No stock option repricing, cash buyouts, or discounted stock options
•
No hedging, pledging and short sales of Company stock

Double-trigger change-in-control provisions in executive severance and equity incentive plans
No excise tax gross-up on executive severance plan payments
No employment agreements for U.S.-based executive officers

VOTING AND PROXIES

Why is ACCO Brands distributing this Proxy Statement?

Our Board of Directors is soliciting proxies for use at the Annual Meeting to be held on Tuesday, May 21, 2024, beginning at 9:30 a.m. Central Time, via a live audio webcast. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders to act upon the following matters outlined in the Notice and described in this Proxy Statement: (1) the election of nine directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2024, (3) a non-binding advisory vote on the compensation of our named executive officers, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. In addition, management will be available to respond to questions from stockholders.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our Annual Report online, as well as how to vote online prior to the meeting. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders and is more environmentally friendly.

If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail on an ongoing basis.

Who is entitled to vote?

Only stockholders who own ACCO Brands common stock of record at the close of business on March 25, 2024, are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 95,639,730 shares of common stock outstanding on March 25, 2024.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” are shares that are held in the name of a bank, broker or other nominee on a person’s behalf. If the shares you own are held in “street name,” the bank, broker or other nominee will vote your shares according to your instructions. Under the rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares on any “discretionary” items but will not be allowed to vote your shares with respect to any “non-discretionary” items.

Only the ratification of KPMG LLP as our independent registered public accounting firm (Proxy Item 2) is considered to be a discretionary item under the NYSE rules, and your bank, broker or other nominee will be able to vote on that item even if it does not receive voting instructions from you, so long as it holds your shares in its name. The election of directors (Proxy Item 1) and the advisory vote on the compensation of our named executive officers (Proxy Item 3) are non-discretionary items. Therefore, if you hold your shares in “street name,” your bank, broker or other nominee cannot vote your shares with respect to these items unless it receives your voting instructions. Non-discretionary proxy items as to which no voting instructions are received are counted as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

How do I vote?

Stockholders of record can vote by telephone or through the Internet by following the instructions printed on the accompanying proxy card or in the Notice, or by filling out and returning the accompanying proxy card. Stockholders may also vote at the meeting by following the procedures for voting during the virtual meeting. Instructions on how to vote during the virtual meeting will be available online during the registration process at http://viewproxy.com/ACCO2024 in the document entitled FAQ.

Stockholders who hold shares in “street name” can vote by following the voting instructions in the materials received from their bank, broker or other nominee. The availability of telephone and Internet voting for stockholders who hold shares in “street name” will depend on the voting processes of your bank, broker or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your bank, broker or other nominee.

How will my proxy be voted?

Your proxy, when properly signed and returned, or processed by telephone or through the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented at the Annual Meeting other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024, and the advisory vote on the compensation of our named executive officers. If any other matter is properly presented at the meeting, the persons named in the enclosed form of proxy will have the authority to vote on such matters at their discretion.

What constitutes a quorum?

The holders of a majority in voting power of the issued and outstanding common stock of the Company present either in person, or by remote communication, if applicable, or represented by proxy at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. If less than a majority in voting power of the outstanding shares of common stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

What if I submit but don’t mark the boxes on my proxy or voting instruction?

If you hold shares in your name and sign and return your proxy or cast your proxy by telephone or through the Internet, but do not specify how you want your shares to be voted, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. In summary, the Board of Directors recommends a vote:

•
FOR the election of each director nominee (Proxy Item 1);
•
FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024 (Proxy Item 2); and
•
FOR the approval, on an advisory non-binding basis, of the compensation of our named executive officers (Proxy Item 3).

If you hold shares in “street name,” your bank, broker or other nominee cannot vote your shares on non-discretionary items to be brought for a vote at the Annual Meeting. As a result, if you do not provide instructions on how you want your shares to be voted, your bank, broker or other nominee will not have the authority to vote on any proxy item except Proxy Item 2 (ratification of independent auditors).

How do I attend the Annual Meeting?

Any stockholder of record as of the record date (March 25, 2024) and those who hold a valid proxy from a stockholder of record can attend the Annual Meeting online by first registering at http://www.viewproxy.com/ACCO/2024. You must register at least one hour prior to the start time of the Annual Meeting. After you register and before the Annual Meeting, you will receive a meeting invitation by e-mail with your unique join link and password. On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link and using the password you received in your meeting invitation e-mail.

The live audio webcast will start at 9:30 a.m. CT. You will need the unique join link and password you received after completing the registration process noted above in order to access the meeting. Instructions on how to attend and participate during the Annual Meeting will be posted in the document entitled FAQ at http://www.viewproxy.com/ACCO/2024. We encourage you to access the meeting at least 15 minutes prior to the start time to allow ample time to complete the online check-in process.

Why is the Annual Meeting being held virtually?

By conducting our Annual Meeting virtually, we can provide our broad stockholder base with much greater access to attend the meeting while still providing the same rights and opportunities for stockholders to participate, including the ability to ask questions, as they would at an in-person annual meeting.

Will I have an opportunity to submit a question at the Annual Meeting?

If you are a stockholder as of the record date who attends the Annual Meeting, you will be able to ask questions by submitting them online during the registration process and during the Annual Meeting. In order to do this, you must access the Annual Meeting using your unique join link and password which you will receive once your properly register online at the following link http://www.voteproxy.com/ACCO/2024. Further guidance on how to submit questions for the Annual Meeting, and our procedures for responding to those questions, will be available at http://www.voteproxy.com/ACCO/2024.

What if I have technical difficulties accessing the virtual meeting?

If you encounter any technical difficulties during registration or check-in, or during the meeting, please contact technical support via e-mail at VirtualMeeting@viewproxy.com or call 866-612-8937.

Can I attend the Annual Meeting if I vote by proxy?

Yes. Attending the meeting via the live audio webcast does not revoke your proxy unless you cast a vote at the meeting. Please note that attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 25, 2024, the record date, and to those who hold a valid proxy from a stockholder of record.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to our Corporate Secretary at the address listed under “Corporate Governance--Stockholder Communication,” or by delivering a later-dated proxy by mail or voting by telephone or Internet at a later date, which automatically revokes your earlier proxy if one of those methods was used for your initial proxy submission. If you attend the Annual Meeting via the live audio webcast, you may vote at the meeting which will override any previously submitted proxy.

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspector of Election and certain employees who have an obligation to keep your votes secret.

How many votes are needed to elect directors and how will votes be counted?

Each nominee for director will be elected to the Board of Directors (Proxy Item 1) if the votes cast for such nominee's election exceeds the votes cast against such nominee’s election (with abstentions and broker non-votes not counted as a vote cast for or against that nominee’s election). Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on Proxy Item 1 (election of directors) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

You may vote for or against each of the nominees for the Board of Directors, or you may abstain. If you abstain, your shares will be counted for purposes of establishing a quorum for the meeting but will have no effect on the election of the nominees. In accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board of Directors may accept in the event that the votes cast for the director nominee's election do not exceed the votes cast against the director nominee's election (with abstentions and broker non-votes not counted as a vote cast either for or against the director nominee's election). In that situation, the Nominating, Governance and Sustainability Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. For additional information, see “Board of Directors--Election of Directors.”

How many votes are needed to approve the other matters to be voted upon at the Annual Meeting and how will votes be counted?

With respect to each of Proxy Items 2 and 3, the affirmative vote of the holders of a majority in voting power of the votes cast on the matter is necessary for the approval of such matter. Proxies marked as abstentions on Proxy Items 2 and 3 and broker non-votes will have no effect on the vote for the proposal.

With respect to any other matter to be voted upon that may properly come before the meeting, you may vote for, against or abstain, with abstentions having no effect on the vote for the proposal.

Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on the advisory vote on the compensation of our named executive officers (Proxy Item 3) or any other matter that may properly come before the meeting absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

What if I participate in the ACCO Brands 401(k) plan?

We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you in accordance with your directions given on your voting instruction card, by telephone or through the Internet. If you hold shares of our common stock under the plan, please complete, sign and return your voting instruction card or provide voting instructions by telephone or through the Internet, as described on the voting instruction card, prior to May 16, 2024. The voting instruction card will serve as instructions to the plan trustees to vote the shares attributable to your interest in the manner you indicate on the card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Our Proxy Statement and 2023 Annual Report on Form 10-K are available at: http://www.viewproxy.com/ACCO/2024.

BOARD OF DIRECTORS

Our By-laws currently provide that the Board of Directors may consist of not less than eight nor more than thirteen members. Currently, there are ten members serving on our Board of Directors. The Board of Directors, upon recommendation from the Nominating, Governance and Sustainability Committee, has selected all of the currently serving directors (other than Mr. Kroeger who is retiring) as nominees for election as directors at the Annual Meeting. Following the Annual Meeting, the Board will have nine members.

Directors are responsible for overseeing the Company's business consistent with their fiduciary duties to stockholders. The Board of Directors believes that there are general requirements applicable to all directors as well as other skills and experience that should be represented on our Board as a whole, but not necessarily in each director. The Board of Directors and the Nominating, Governance and Sustainability Committee consider a variety of factors, including the entirety of the qualifications of directors and director nominees individually, as well as in the broader context of the Board's overall composition and the Company's strategy and the current and future needs of the Board and the Company.

Qualifications Required for All Directors

Among the factors considered are the potential director's judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics and ownership of Company stock, as well as his or her level of commitment to stockholder value creation and his or her ability and willingness to devote sufficient time to serve on the Board of Directors. The Board of Directors and the Nominating, Governance and Sustainability Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. In accordance with the Company's Corporate Governance Principles, a director will not be nominated for election to the Board of Directors following his or her 74th birthday unless the full Board, upon the recommendation of the Nominating, Governance and Sustainability Committee, determines that it is in the best interests of the Company and its stockholders to extend the director's service for an additional period of time.

Board Diversity

While not maintaining a specific policy on board diversity requirements, our goal is a balanced and diverse Board, with members whose collective skills, backgrounds, and experiences are complementary and, taken together, cover the areas that impact our business and enable them to contribute effectively to the Board's oversight role and the creation of stockholder value. We also believe the Board should include directors with varying years of service on our Board. When considering director qualifications, the Board of Directors and the Nominating, Governance and Sustainability Committee evaluate the entirety of each director’s credentials, including factors such as diversity of background, experience, skill, age, race, ethnicity and gender. The Nominating, Governance and Sustainability Committee also evaluates the current composition of the Board with a view toward having the Board reflect a diverse mix of skills, experiences, backgrounds and opinions. Whenever a vacancy arises on the Board, we seek to identify and consider a diverse slate of potential nominees specifically including women and ethnically and racially diverse individuals. Depending on the current composition of the Board of Directors, the Nominating, Governance and Sustainability Committee may weigh certain factors, including those relating to diversity, more or less heavily when ultimately selecting a director nominee.

Three of our nine director nominees are women, one chairs our Finance and Planning Committee and another chairs our Nominating, Governance and Sustainability Committee. Two director nominees have ethnically diverse backgrounds.

Board Independence	Tenure

Ethnic Diversity	Gender Diversity

Experience, Qualifications and Skills Represented on Our Board of Directors

In addition to the general qualifications highlighted above, in light of the Company's current needs and its business strategy, our Board of Directors has identified particular expertise, qualifications and skills that are important to be represented on our Board as a whole. The Board of Directors believes it is valuable to have a mix of individuals with experience and expertise in the areas of operations, finance, marketing, sales and brand management, and human capital management; individuals with information technology and cybersecurity experience; and individuals with experience in international market development, corporate strategy, corporate governance, sustainability and risk management. The Board of Directors also believes it is important that a meaningful number of our directors have operating knowledge of the markets and industries in which the Company operates and competes, as well as general management experience or experience serving as a public company director. As a group, the members of the Board of Directors reflect the diverse mix of skills, experiences, backgrounds, and perspectives that the Board believes is optimal to foster an effective decision-making environment.

The table below is intended to highlight the specific, unique characteristics which led to each individual's selection as a nominee and the collective strength of our Board's experience and expertise.

Experience / Expertise	Joseph B. Burton	Kathleen S. Dvorak	Pradeep Jotwani	Robert J. Keller	Ron Lombardi	Graciela I. Monteagudo	E. Mark Rajkowski	Elizabeth A. Simermeyer	Thomas W. Tedford
Director Since	2022	2010	2014	2005	2018	2016	2012	2023	2023
Age	59	67	69	70	60	57	65	59	53
Gender	M	F	M	M	M	F	M	F	M
Ethnically Diverse			Yes			Yes
Operating Executive	●		●	●	●	●		●	●
Financial Executive		●			●		●
Marketing / Sales / Brand Management	●		●	●	●	●		●	●
Human Capital Management			●			●		●	●
Operating Knowledge of Company's Industries	●	●		●			●		●
Public Company Director	●			●	●	●	●
IT / Cybersecurity	●	●			●		●
International Market Development	●		●			●		●
Corporate Strategy		●	●	●	●		●		●
Corporate Governance/ Sustainability						●		●
Risk Management		●	●	●			●

ELECTION OF DIRECTORS (Proxy Item 1)
☑ The Board of Directors recommends you vote FOR the election of all nominees.

The Board of Directors proposes that each of the nine director nominees named and described below be elected for a one-year term expiring at the 2025 annual meeting of stockholders or when his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

Our Board of Directors is comprised of individuals who collectively possess the particular qualifications and experiences we consider important to be represented on our Board of Directors as a whole. Each of our director nominees possesses the judgment and business and educational background required, has a proven track record of success in his or her field as well as a reputation for integrity, honesty and adherence to high ethical standards. They each have business acumen, an ability to exercise sound judgment and a commitment of service to our Company, its stockholders and the Board of Directors.

Each of the director nominees has consented to serve a one-year term if elected. If any director nominee should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. Additionally, in accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board may accept in the event that the votes cast for the director nominee's election do not exceed the votes cast against the director nominee's election (with abstentions and broker non-votes not counted as a vote cast either for or against the director nominee's election). In that event, the Nominating, Governance and Sustainability Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would then act on this recommendation within 90 days of the date that the election results were certified, and the Company would promptly publicly disclose the Board’s decision.

The following paragraphs provide information about each director nominee’s background, including positions held, principal occupation and business experience for the past five years, and the names of other publicly traded companies for which he or she currently serves as a director or has served as a director during the past five years. For information about the number of shares of common stock beneficially owned by each director, see “Additional Information--Certain Information Regarding Security Holders.” There are no family relationships among any of the directors and executive officers of ACCO Brands.

Joseph B. Burton

Mr. Burton is the CEO of Reputation, which helps large enterprises manage and grow their online reputation through the industry’s most comprehensive SaaS platform. Mr. Burton was CEO of Telesign Corporation, a leader in digital identity and programmable communications solutions, from January 2021 to September 2023. Before his election as Telesign's CEO in January 2021, he served as CEO and a Director of Plantronics (now Poly), an audio communications equipment company, from March 2016 to February 2020.

Kathleen S. Dvorak

Ms. Dvorak served as Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and a leading distributor of electronic components to the electron device marketplace from 2007 until her retirement in August 2015. Previously, she was Senior Vice President and Chief Financial Officer of Essendant Inc. (formerly United Stationers Inc.), an office products wholesaler and distributor. Ms. Dvorak has a certificate in Cybersecurity Oversight from the National Association of Corporate Directors.

Pradeep Jotwani

Mr. Jotwani had a long and successful career at Hewlett-Packard Company (“HP”) serving in a number of different capacities from 1982 to 2007 and again from 2012 until July 2015. Among his responsibilities at HP were founding and serving as President of HP’s Consumer Business and setting up and serving as the Senior Vice President of Printing Supplies. When he retired from Hewlett-Packard in July 2015, he was Senior Vice President, LaserJet and Enterprise Solutions.

Robert J. Keller

Mr. Keller served as Chairman of the Board of Directors of the Company from October 2008 to May 2016, and as Chief Executive Officer of the Company from October 2008 to March 2013. Prior to joining the Company, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc., a provider of business process outsourcing services, and served in various capacities at Office Depot, Inc., most recently as its President, Business Services Group.

Ron Lombardi

Mr. Lombardi is Chairman, President and Chief Executive Officer of Prestige Consumer Healthcare, Inc. (formerly Prestige Brands Holdings, Inc.) (“Prestige”), which markets and distributes brand-name consumer healthcare products throughout the United States and in certain international markets. He was elected Chairman of the Board of Prestige in May 2017 and has served as a director and as President and Chief Executive Officer since June 2015. Prior to this role, Mr. Lombardi served as Prestige's Chief Financial Officer from December 2010 until November 2015.

Graciela I. Monteagudo

Ms. Monteagudo served as Chief Executive Officer of LALA U.S., a dairy company focused on manufacturing and selling drinkable yogurts and value-added specialty milks from March 2017 to December 2018. Ms. Monteagudo previously served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Ms. Monteagudo has been a director of WD 40 Company since June 2020, and serves on its nominating/governance and finance committees. Additionally, Ms. Monteagudo has been a director of iHeart Media since July 2021 and serves on its audit committee. In 2022, Ms. Monteagudo received the ESG: Navigating the Board’s Role certificate from UC Berkeley.

E. Mark Rajkowski

Mr. Rajkowski served as Senior Vice President and Chief Financial Officer of Xylem Inc., a global water technology company, from March 2016 until his retirement in December 2020. Mr. Rajkowski previously served as Senior Vice President and Chief Financial Officer of MeadWestvaco from 2004 until July 2015. Mr. Rajkowski is also a director of Orbia Advance Corporation S.A.B. de C.V., a global provider of innovative solutions for building and infrastructure, data communications, irrigation and chemical applications to advance life around the world.

Elizabeth A. Simermeyer

Ms. Simermeyer served as Executive Vice President, Global Group President, Healthcare & Life Sciences at Ecolab, a global water, hygiene and infection prevention solutions company, from December 2019 to July 2022. Ms. Simermeyer previously led Ecolab's Healthcare and global Life Sciences businesses. She joined Ecolab in 2014 as Executive Vice President and Chief Marketing Officer. Prior to joining Ecolab, Ms. Simermeyer served as an executive at S.C. Johnson. She started her career at The Procter & Gamble company. Since 2019, Ms. Simermeyer has served as an independent director at the Securian Financial Group, where she is a member of the audit and nominating/governance committees.

Thomas W. Tedford

Mr. Tedford has been the President and Chief Executive Officer of the Company since October 2023. Prior to joining the Board and becoming President and CEO, Mr. Tedford served as President and Chief Operating Officer from September 2021 to September 2023, and was Executive Vice President and President, ACCO Brands North America from February 2018 to 2021. Previously Mr. Tedford served as Executive Vice President and President, ACCO Brands U.S. Office and Consumer Products and Executive Vice President and President, ACCO Brands Americas.

Director Attendance

During 2023, there were ten meetings of the Board of Directors. Each director nominee attended more than 85% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which such director nominee served. In addition to participation at Board of Directors and committee meetings, our directors discharged their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with our Chairman and our CEO as well as other members of senior management regarding matters of interest and concern to ACCO Brands.

Non-Employee Director Stock Ownership Guidelines

To help align our non-employee directors' interest with those of our stockholders, the Company maintains share ownership guidelines which require each non-employee director to maintain ownership in shares of the Company's common stock equal to five times his or her annual cash retainer within five years of joining our Board of Directors. Shares counting towards ownership targets include shares beneficially owned through a trust, spouse or dependent child, and Restricted Stock Units ("RSUs").

2023 Director Compensation

Director compensation is set by the Board of Directors upon a recommendation from the Nominating, Governance and Sustainability Committee. The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our stockholders by linking a significant portion of director compensation to common stock performance. The compensation program is also designed to recognize the time commitment, expertise and potential liability associated with active Board membership. We compensate our non-employee directors with a combination of cash and equity-based compensation.

The Nominating, Governance and Sustainability Committee reviews non-employee director compensation annually and periodically engages the Compensation and Human Capital Committee’s independent consultant to conduct comprehensive reviews, including a review of director compensation of our Peer Group as described in “Executive Compensation--Compensation Discussion and Analysis--Peer Group.” The Nominating, Governance and Sustainability Committee uses the data and advice provided by the independent consultant, along with information from benchmarking studies conducted by the National Association of Corporate Directors and others, in formulating its recommendation to the Board regarding non-employee director compensation.

The following table sets forth the compensation paid to members of our Board of Directors in 2023 (other than Messrs. Elisman and Tedford). Messrs. Elisman's and Tedford's compensation is included in the 2023 Summary Compensation Table since each was a named executive officer of the Company during 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Joseph B. Burton	95,000	125,000		220,000
Kathleen S. Dvorak	110,000	125,000		235,000
Pradeep Jotwani	115,000	125,000		240,000
Robert J. Keller	95,000	125,000	1,000	221,000
Thomas Kroeger	125,000	125,000	5,000	255,000
Ron Lombardi	120,000	125,000	2,500	247,500
Graciela I. Monteagudo	110,000	125,000	511	235,511
E. Mark Rajkowski	95,000	125,000	5,000	225,000
Elizabeth A. Simermeyer(1)	6,970	10,815		17,785

(1)
Ms. Simermeyer joined the Board of Directors on December 5, 2023
(2)
The amounts represent the grant date fair value of restricted stock unit awards determined in accordance with FASB ASC Topic 718. Assumptions used in determining the grant date fair value of these awards are set forth in Note 6 to the Company’s consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC. The aggregate number of outstanding stock awards held by each director at December 31, 2023, including both vested and unvested stock awards for which settlement has been deferred, is set forth in the table below:

Name	Restricted Stock Units (RSUs)
Joseph B. Burton	39,748
Kathleen S. Dvorak	180,406
Pradeep Jotwani	156,120
Robert J. Keller	134,515
Thomas Kroeger	127,264
Ron Lombardi	99,709
Graciela I. Monteagudo	116,900
E. Mark Rajkowski	164,131
Elizabeth A. Simermeyer	10,815

(3)
For Messrs. Keller, Kroeger, Lombardi and Rajkowski and Ms. Monteagudo, the amount under “All Other Compensation” represents a matching charitable donation made by the Company on their behalf. See “Director Charitable Matching Gift Program.”

Cash Compensation for Non-Employee Directors

Each non-employee director earns an annual cash retainer of $95,000. There are no separate meeting fees paid. In addition to the cash annual retainer, committee chairpersons receive additional annual cash retainers totaling $25,000 for the Audit Committee, $20,000 for the Compensation and Human Capital Committee, and $15,000 for the Nominating, Governance and Sustainability Committee and Finance and Planning Committee. The Lead Independent Director was paid an additional annual cash retainer of $30,000 in 2023. Our Independent Chairman is paid an additional annual cash retainer of $100,000. Cash retainers are paid quarterly and pro-rated as appropriate.

A non-employee director may elect to defer the cash portion of his or her compensation under our Deferred Compensation Plan for Directors (the “Deferred Plan”). If this option is chosen, the director can have his or her deferral account credited in either or both a phantom fixed income or a phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of the Company's common stock. Upon the conclusion of service as a director, the balance in a phantom stock unit account or the balance in a phantom fixed income account would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For the year 2023, none of the directors elected to defer cash compensation and none had any balances in a phantom fixed income or phantom stock unit account.

Equity-Based Compensation for Non-Employee Directors

Each non-employee director is entitled to receive an annual equity grant either in the form of restricted stock units (“RSUs”) or common stock under the 2023 ACCO Brands Corporation Incentive Plan, as amended (including its predecessor or successor plans, the “Incentive Plan”) with a fair market value (as defined in the Incentive Plan) of $125,000. Annual equity grants are made at the time of our annual stockholders' meeting each year and non-employee directors elected to the Board of Directors other than at an annual meeting receive a pro-rata portion of such amount based on the time between their date of appointment and the date of the next annual stockholders' meeting.

Non-employee directors are required to receive their equity grants in the form of deferred RSUs if they have not yet attained the minimum stock ownership required under the Non-Employee Director Stock Ownership Guidelines. After achieving the minimum stock ownership threshold, directors may elect each year whether to receive an unrestricted stock grant or deferred RSUs under the Deferred Plan.

Under the terms of the Incentive Plan and each individual director’s RSU award agreements, each RSU represents the right to receive one share of our common stock. Director RSUs vest in full on the earlier of the first anniversary of the grant date or the date of the next annual stockholders’ meeting, provided that the director has been a member of the Board through the vesting date, and subject to accelerated vesting upon certain events. The payment of such RSUs to non-employee directors is deferred under the Deferred Plan. The Deferred Plan provides that such awards are payable within 30 days after the conclusion of service as a director. Directors holding deferred RSUs are credited with additional RSUs based on the amount of any dividend that may be paid by the Company.

Director Charitable Matching Gift Program

The Company has established a program under which it will make matching charitable gifts of up to $5,000 annually on behalf of each of its directors. During 2023, five directors participated in this program.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Principles to assist it in the exercise of its responsibility to oversee the performance of the Company's management for the benefit of the Company's stockholders and the creation of stockholder value. These principles, along with the charters of the Board of Directors' committees and other key policies and practices of the Board of Directors, provide a framework for the governance of the Company.

Director Independence

The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit Committee, the Compensation and Human Capital Committee and the Nominating, Governance and Sustainability Committee, must meet certain criteria for independence. Based on the NYSE independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain standards to assist the Board of Directors in determining director independence. The Corporate Governance Principles provide that a director will be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Corporate Governance Principles provide that under no circumstances will a director be considered independent if:

•
the director is a current employee of the Company or any of its subsidiaries, or has an immediate family member who is a current executive officer of the Company or any of its subsidiaries;
•
the director is a former employee, or any immediate family member is a former executive officer, of the Company or its subsidiaries, until three years after the employment has ended;
•
the director (1) is a current partner or employee of the firm that is the Company's internal or external auditor; (2) has been within the last three years, or has an immediate family member that has been within the last three years, a partner or employee of such firm and worked on the Company's audit during that time; or (3) has an immediate family member who is currently, or within the last three years has been, an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;
•
the director or an immediate family member has been within the last three years employed as an executive officer of another company where any of the Company's present executive officers serves or has served at the same time on that company's compensation and/or human capital committee;
•
in any year, the director or any immediate family member receives, or in any twelve-month period within the last three years has received, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service); or
•
the director is a current employee, or any immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company's consolidated gross revenues.

Each currently serving member of the Board of Directors, other than Mr. Tedford, has been affirmatively determined by the Board of Directors to be independent as defined in the Corporate Governance Principles and in accordance with NYSE independence requirements.

Board Leadership Structure

The Board believes it is appropriate not to have a policy requiring the separation of the offices of Chairman and CEO so that the Board may make this determination based on what it believes is best under the circumstances. The Board of Directors periodically evaluates the Company's leadership structure and whether it is in the best interests of the Company for the positions of Chairman and CEO to be separated or combined, particularly in the event of executive leadership changes. Our Corporate Governance Principles provide that in the event the Chairman of the Board is also serving as the Company's CEO or is otherwise not independent, one of our independent directors shall be designated as our Lead Independent Director. We believe that having an independent Chairman, or a Lead Independent Director when the Chairman is not independent, provides access to management and an independent voice with significant input into corporate governance matters.

The Board believes that our leadership structure during 2023, with Mr. Elisman serving as Chairman and CEO coupled with a Lead Independent Director, and our present leadership structure, with the role of Chairman and CEO split and an Independent Chairman, together with fully independent Board committees, and regular executive sessions among our independent, non-employee directors, provides for a well-functioning and effective balance between strong company leadership and independent oversight of our management and our Company.

Chairman/Executive Chairman and CEO; Lead Independent Director

From May 2016 through Mr. Elisman’s retirement as CEO, the role of Chairman and CEO had been combined under Mr. Elisman, due in large part to the desire to have a single leader for the Company to convey unified management and direction. In connection with the appointment of Mr. Tedford as our CEO effective October 1, 2023, the role of Chairman and CEO was split, with Mr. Elisman continuing to serve as Executive Chairman until his full retirement on March 31, 2024. Among other reasons, separating the role of Chairman and CEO was intended to enable Mr. Tedford to focus his attention on his responsibilities as CEO during his early stages in the position. Additionally, Mr. Elisman’s continued role as Chairman provided continuity in leadership of the Board of Directors and facilitated a smooth transition of executive leadership of the Company. While Mr. Elisman was serving as Chairman and CEO and, after October 1, 2023, as Executive Chairman, Mr. Kroeger served as our Lead Independent Director.

Independent Chairman; Separate from CEO

Following Mr. Elisman’s retirement, the Board considered the benefits of continuing to allow Mr. Tedford to focus his time and energy on leading the Company as CEO and determined to keep the Chairman and CEO positions split, appointing E. Mark Rajkowski as Independent Chairman. The Board believes Mr. Rajkowski’s service as Chairman will be valuable to the Company given his seasoned tenure on the Board, his familiarity with the Company’s overall business and its short- and long-term strategies and his understanding of the Board’s and the Company’s corporate governance practices.

Role and Responsibilities of Independent Chairman or Lead Independent Director

The Chairman has the authority to call meetings of the Board and presides at such meetings. The Chairman is primarily responsible for shaping Board agendas (in consultation with our CEO and Lead Independent Director, if applicable) and communicates with all directors on key issues and concerns outside of Board meetings. He also presides at meetings of all non-employee directors in executive session. Each regularly scheduled Board meeting includes a non-employee director executive session. This allows directors to speak candidly on any matter of interest, without the CEO or Chairman and CEO, as applicable, or other members of management, present. The Independent Chairman, or Lead Independent Director, as applicable, attends committee meetings, as appropriate, and acts as a conduit for contact between the CEO and the other directors. Together with the chairman of our Compensation and Human Capital Committee, the Independent Chairman, or Lead Independent Director, as applicable, also facilitates the process of evaluating the CEO’s performance and determining his compensation. The Independent Chairman, or Lead Independent Director, as applicable, also facilitates and oversees our annual Board self-evaluation process, together with our Nominating, Governance and Sustainability Committee.

Independent Committee Structure

We view the independence of four standing Board committees as providing additional oversight and further balance to our Board leadership structure, regardless of whether the roles of Chairman and CEO are combined or separated. For additional information regarding the roles and responsibilities of our Audit Committee, Compensation and Human Capital Committee, Nominating, Governance and Sustainability Committee, and Finance and Planning Committee, see “Committees.” The CEO does not serve on any of our standing committees and, as discussed in more detail below, the entire Board of Directors is actively involved in overseeing our risk management.

Risk Oversight

Our Board of Directors believes that an effective enterprise risk management program (“ERM”) will identify in a timely manner the material near-term and emerging risks we face or may face in the future and communicate necessary information about those risks to senior management and, as appropriate, to the Board of Directors or its relevant committees. Additionally, our Board of Directors believes an effective ERM supports the implementation of appropriate and responsive risk management strategies and integrates risk management into our decision-making. Our senior management has primary responsibility for managing enterprise risks as well as the day-to-day risks associated with our business, including strategic, operational, financial, legal, regulatory, cybersecurity and technology, environmental (including climate-related), social, governance, geopolitical, reputational, and emerging risks.

Our Board is responsible for the oversight of our enterprise risk management. Our ERM includes procedures designed to help identify, evaluate, monitor, manage and mitigate the major internal and external risks to our business, and to align risk-taking appropriately with our efforts to increase stockholder value. The Board currently oversees our risk management primarily through our Board committee structure. The Nominating, Governance and Sustainability Committee oversees the ERM procedures established by management, and the Board's standing committees provide direct oversight of our enterprise risks as set forth below, receiving updates from management at least annually on their assigned risks. Management's written presentations regarding these high priority risks are posted to the full Board, and the Board committees regularly provide updates to the Board with respect to the risk areas for which they are responsible. Additionally, management maintains an enterprise risk dashboard which is refreshed quarterly and distributed to the Board.

Enterprise Risk Oversight Responsibilities
Audit Committee
•
Reporting and Financial Controls--Including financial risks associated with the preparation of the Company's financial statements and financial compliance activities (including the adequacy of internal control over financial reporting (including business process controls and information technology controls) and disclosure controls and procedures). Oversees the Company's Vice President of Internal Audit regarding internal audit engagements and findings
•
Cyber Security, Information System Security and Data Integrity
•
Disaster Recovery and Preparedness, and Business Continuity
•
Litigation and Claims--Receives regular updates from the Company's General Counsel regarding litigation, claims and regulatory matters

Compensation and Human Capital Committee
•
Executive Compensation--Including ensuring that the structure of our executive compensation programs provides incentives that appropriately reward executives for executing corporate strategy and growing stockholder value, has appropriate governance controls, and does not encourage excessive risk taking
•
Acquisition and Maintenance of Human Capital--Including risks related to the Company's succession planning and management development programs
•
Social--Oversees risks related to the Company's social sustainability activities (the “S” in ESG), e.g., pay equity, diversity and inclusion, employee engagement and employee safety, and monitors progress towards the achievement of goals

Nominating, Governance and Sustainability Committee
•
Environmental, Social and Governance ("ESG")--Together with the Compensation and Human Capital Committee, oversees the Company's environmental, social and governance risks, including the climate-related risks
•
Legal, Regulatory and Compliance

Finance and Planning Committee
•
Capital Structure and Financing--Oversees financial risks with respect to the Company's capital structure, investments, use of derivatives and hedging instruments, currency exposure, retirement plans, financial resiliency, and other business and financing plans and policies
•
Macroeconomic Conditions, including the impact of inflation
•
Manufacturing and Supply Chain risks, including financial and geopolitical risks

In addition to the risk oversight activities undertaken by each of the Board committees, the Board as a whole participates in regular discussions among directors and with executive management with respect to several core subjects in which risk oversight is an inherent element, including strategy, operations, financing, and mergers and acquisitions. Operational and strategic presentations to the Board include consideration of the challenges and risks to our business. At least annually, our Board reviews management's long-term strategic plans and the risks associated with carrying out these plans.

Cybersecurity

Our Audit Committee oversees the Company's cybersecurity risks. Ms. Dvorak has a certificate in Cybersecurity Oversight from the National Association of Corporate Directors and Mr. Burton has technology-related expertise with experience in online fraud and cybersecurity. Both Ms. Dvorak and Mr. Burton are members of our Audit Committee.

Our Senior Vice President and Chief Information Officer and our Vice President, Global Cybersecurity, update the Audit Committee regularly regarding the status of ongoing cybersecurity initiatives and strategies. Annually, they also present information regarding management's annual cybersecurity risk and maturity assessments, including changes to our cybersecurity roadmap as a result of these assessments. This annual briefing is also posted to the full Board, which also receives quarterly updates through the Audit Committee. The Audit Committee is notified and briefed regularly in the event of a cybersecurity incident, regardless of the ultimate severity of the situation. The Board and executive management participate in cybersecurity training and conduct tabletop exercises on a periodic basis, and the Company engages external parties, including consultants, legal counsel and audit firms as appropriate, to enhance its cybersecurity oversight and assist with incident response.

For further information regarding our cybersecurity risk management strategy and governance, see "Item 1C. Cybersecurity" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC.

Governance, Environmental Sustainability and Social Responsibility

Together, the Nominating, Governance and Sustainability Committee and the Compensation and Human Capital Committee oversee the Company's environmental, social and governance (“ESG”) activities and risks. In 2019, the Company publicly announced its intention to achieve three ESG goals by 2025. These commitments are 1) improving the energy efficiency of our facilities, 2) increasing the percentage of female leaders globally, and 3) raising the percentage of our revenue generated from products which are certified to third-party environmental and social standards. The full Board receives a quarterly scorecard tracking the Company's progress against these goals as well as an overall update on ESG at least annually.

The Nominating, Governance and Sustainability Committee oversees management's administration of the Company's corporate social responsibility and environmental sustainability programs and its annual ESG reporting. It also oversees the Company's corporate governance policies and practices, including its Code of Conduct and corporate compliance programs and training. Mandatory Code of Conduct training is conducted annually. Areas of focus include anti-corruption and bribery as well as the importance of “speaking-up” and the Company's non-retaliation policy. The Nominating, Governance and Sustainability Committee receives updates from management at least annually on all of these topics. These briefings are also posted to the full Board.

Our Compensation and Human Capital Committee oversees the Company's diversity and inclusion strategies as well as overall Company culture and employee health and safety. Our Global Chief People Officer regularly updates the Compensation and Human Capital Committee on the status of the Company's diversity and inclusion and culture initiatives. She also reviews these initiatives at least once a year with the full Board.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board of Directors to attend stockholders' annual meetings, although all director nominees are currently expected to attend our live audio webcast. All of the director nominees serving on the Board of Directors at the time of the 2023 annual meeting of stockholders attended the 2023 annual meeting which was also held virtually.

Committees

The Board of Directors has established an Audit Committee, a Compensation and Human Capital Committee, a Nominating, Governance and Sustainability Committee and a Finance and Planning Committee, each of which operates pursuant to a written charter that is available on our website (www.accobrands.com).

The Company also has an Executive Committee that consists of Messrs. Rajkowski (Chairperson), Keller, Kroeger and Tedford. The Executive Committee considers matters that arise between regularly scheduled Board meetings to the extent they require prompt attention or are deemed appropriate by the Board for consideration by the Executive Committee on behalf of the Board. The Executive Committee also provides input and feedback to executive management as it prepares for the annual review of the Company's long-term strategy with the Board. The Executive Committee has all the power and authority of the Board of Directors except for specific powers that must be exercised by the entire Board of Directors.

Audit Committee
Members

The members of the Audit Committee are Mr. Lombardi (Chairperson), Messrs. Burton and Rajkowski and Ms. Dvorak. Each member meets the independence standards of our Corporate Governance Principles and the NYSE and the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member meets the financial literacy requirements of the NYSE and has been determined by the Board of Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Nine Meetings Last Year

Primary Functions

Oversees (1) the integrity of our financial statements and our accounting and financial reporting processes, (2) the independence and qualifications of our independent auditors, (3) the performance of the independent auditors and our internal audit function, and (4) our compliance with legal and regulatory requirements not specifically delegated to other Board committees. As part of its responsibilities, the Audit Committee, among other things:

•
retains and oversees an independent, registered public accounting firm to serve as the Company's independent auditors and monitors the independence and performance of our independent auditors;
•
approves the scope of audit work and reviews reports and recommendations of our independent auditors;
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discusses with our independent auditors our annual and quarterly financial statements and meets separately with our independent auditors on a quarterly basis;
•
reviews internal audit staffing levels, qualifications and annual expense budgets, and oversees our internal audit function;
•
reviews the annual internal audit plan, summaries of key reports and updates on the results of internal audit work;
•
pre-approves all audit and permissible non-audit services to be provided by our independent auditors in accordance with policies and procedures established and maintained by the Audit Committee;
•
reviews and discusses with management our financial statements and quarterly and annual reports to be filed with the SEC, including any significant issues regarding financial statement presentation and judgments, as well as our earnings announcements and related materials;
•
reviews and discusses with management major issues regarding accounting and auditing principles and practices, significant changes in the Company’s selection or application of accounting principles and the effect of any pending or newly implemented regulatory and accounting initiatives on the Company’s financial statements;

•
reviews and discusses with management the adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting, including any material weaknesses, significant deficiencies or changes in internal controls;
•
discusses with management, the internal auditors and the independent auditor, the Company’s policies and procedures governing risk assessment and risk management;
•
oversees management’s policies and procedures related to (i) managing risks associated with the preparation of the Company’s financial statements, (ii) identifying, assessing and managing the Company’s data security risks, cybersecurity threats and data integrity, including the adequacy and effectiveness of disclosure controls and procedures associated with cybersecurity incident monitoring and reporting, (iii) business continuity and disaster recovery, and (iv) except as delegated to the Finance and Planning Committee, financial risk assessment and risk management, and discusses with management the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;
•
establishes and oversees procedures for receiving and responding to concerns regarding accounting, internal control over financial reporting and auditing matters; and
•
reviews and approves (or ratifies where appropriate) certain related-party transactions.

Compensation and Human Capital Committee
Members

The members of the Compensation and Human Capital Committee are Mr. Jotwani (Chairperson) Messrs. Burton and Rajkowski, and Ms. Monteagudo. Each member meets the independence standards of our Corporate Governance Principles and the NYSE, as well as qualifies as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

Six Meetings Last Year

Primary Functions

Oversees compensation and benefit programs for our executive officers and other members of senior management, with a view towards attracting, motivating, and retaining high-quality leadership and compensating those individuals in a manner that is aligned with stockholder interests, consistent with competitive practices, commensurate with performance and in compliance with the requirements of appropriate regulatory bodies. Our programs also support the Company's human capital strategies related to its strategic business plans and social responsibility goals. As part of its responsibility, the Compensation and Human Capital Committee, among other things:

•
establishes the Company's compensation philosophy;
•
considers the impact of say-on-pay vote outcomes and stockholder engagement feedback on executive compensation;
•
reviews and approves, at least biennially, the compensation Peer Group used to establish executive pay levels and design practices and assess relative performance;
•
reviews and approves the use of cash and equity incentives, as well as the metrics used for short- and long-term incentives and the range of performance requirements and payout caps for each incentive program;
•
annually reviews and recommends to the Board of Directors the compensation of our CEO and evaluates his performance, and establishes and approves the compensation for our other executive officers;
•
oversees our independent compensation consultant services to the organization;

•
administers and reviews the Company's incentive compensation plans; determines and approves, or recommends for approval, grants of awards under such plans to executive officers; and delegates, at its discretion, to the CEO the authority to grant equity-based and incentive awards to non-executive employees;
•
oversees and, where applicable, administers the Company's health and benefit and defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan;
•
exercises the Board of Directors' authority with respect to employment, compensation, severance and change-in-control arrangements or agreements with executive officers, and, if applicable, other key employees as it may determine, and oversees management's administration of such agreements or arrangements;
•
oversees the succession planning and management development processes for all executive officers and makes recommendations to the Board of Directors in connection with succession planning for our CEO;
•
oversees the development of human capital strategies in support of the Company's strategic business plan;
•
monitors progress toward the Company's achievement of its social sustainability goals (the “S” in ESG), e.g., pay equity, diversity and inclusion, and employee engagement;
•
assesses risk management practices with respect to the Company's executive compensation program;
•
administers and periodically reviews the incentive compensation recoupment or forfeiture policies applicable to the Company’s executive officers and from time-to-time updates or makes recommendations to the Board regarding updates to such policies; and
•
establishes and reviews guidelines requiring our executives and other officers to maintain certain levels of stock ownership in the Company.

Nominating, Governance and Sustainability Committee
Members

The members of the Nominating, Governance and Sustainability Committee are Mss. Monteagudo (Chairperson) and Simermeyer and Messrs. Jotwani and Kroeger. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.

Five Meetings Last Year

Primary Functions

Develops and oversees the Company's corporate governance policies and provides advice with respect to corporate governance, the rights and interests of stockholders and other stakeholders; oversees the Company's corporate social responsibility and environmental sustainability programs; and identifies, reviews and recommends qualified candidates for election to the Board of Directors and its committees. As part of its responsibility, the Nominating, Governance and Sustainability Committee, among other things:

•
annually reviews and, if desirable, recommends changes to the Company's Corporate Governance Principles;
•
reviews and provides recommendations with respect to the composition and structure of the Board of Directors and the duties, powers, composition and structure of the Board's committees;
•
establishes and reviews criteria relating to the qualifications, candidacy, service and tenure of directors and the procedures for the consideration of director candidates recommended by the Company's stockholders;
•
identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;

•
establishes and reviews criteria and qualifications for membership on the Board's committees and recommends directors for membership on such committees;
•
together with our Lead Independent Director or Independent Chairman, as applicable, manages the annual performance review process of the Board of Directors and the Board's committees;
•
annually reviews and may make recommendations regarding compensation arrangements for non-employee directors, and administers the Company's non-employee director deferred compensation plan;
•
develops, recommends and periodically reviews the non-employee director stock ownership guidelines;
•
oversees management's administration of the Company's ERM; and
•
oversees management's administration of the Company's corporate social responsibility and environmental sustainability programs (ESG) and periodically evaluates the effectiveness of, and makes recommendations regarding, the Company's environmental, social and governance programs, policies and initiatives.

Finance and Planning Committee
Members

The members of the Finance and Planning Committee are Mss. Dvorak (Chairperson) and Simermeyer, and Messrs. Keller and Lombardi. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.

Four Meetings Last Year

Primary Functions

Assists the Board of Directors in fulfilling its responsibilities to monitor and oversee the Company's financial affairs with respect to the Company's capital structure, investments, business and financing plans and policies, as well as financing requirements. The Finance and Planning Committee also evaluates specific financial proposals, plans, strategies, transactions and other initiatives. As part of its responsibility, the Finance and Planning Committee, among other things:

•
reviews the capital structure and financing requirements of the Company, as well as the Company's debt ratings and bank credit facility arrangements, and makes recommendations to management concerning the Company's liquidity needs;
•
reviews and approves the Company's policies related to the use of hedging and derivative instruments, including, among other things, approving any future authorizations for the Company and its subsidiaries to enter into swaps;
•
reviews and makes recommendations to the Board on strategic actions under consideration by the Company, including any proposed acquisitions or divestitures, mergers, joint ventures or strategic alliances or investments (including the financing thereof) or other actions to maintain or enhance stockholder value, where more in-depth consideration may be warranted than is practical for the whole Board to undertake;
•
reviews and makes recommendations to management regarding the annual business plan, the Company's dividend policy, and proposals regarding equity or debt transactions or proposed strategic or other extraordinary actions under consideration; and
•
annually reviews the funding and investment performance of the Company's defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan.

Board and Committee Self-Evaluation

The Board recognizes that a thorough, constructive self-evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Nominating, Governance and Sustainability Committee, together with our Independent Chairman, or Lead Independent Director, as applicable, oversee an annual self-evaluation process to ensure that the full Board and each of its committees conducts a thorough self-assessment of its performance and solicits feedback for improvement.

Evaluation topics include board meeting mechanics and content quality; board organization, composition and operation; performance of board members, including the quality and candor of board deliberations; board dynamics and culture; committee performance and director education opportunities. The Nominating, Governance and Sustainability Committee reviews and reassesses the format and effectiveness of the evaluation process each year and makes changes when considered necessary or appropriate. The purpose of the self-evaluation process is to identify ways in which to enhance the effectiveness of the Board’s and committees’ oversight of the Company’s business and financial performance and its corporate governance. Feedback on individual director performance is encouraged as part of the process.

As part of the self-evaluation process, each director completes written questionnaires developed by the Nominating, Governance and Sustainability Committee to provide feedback on the effectiveness of the Board and the committees on which he or she serves. The Independent Chairman, or Lead Independent Director, as applicable, receives a summary of all responses from the written questionnaires and then has one-on-one discussions with each director. Each Committee Chair also receives the summary responses for his or her committee and may also have individual discussions with committee members. The results of the written questionnaires and the topics generated from the individual conversations with the Independent Chairman, or Lead Independent Director, as applicable, and Committee Chairs are presented to the Board and each committee for discussion in executive session.

Director Nomination Process

In identifying and evaluating director candidates for recommendation as nominees to the Board of Directors, the Nominating, Governance and Sustainability Committee will determine, among other things, whether there are any evolving needs of the Board of Directors and the Company that require a director with particular expertise, experience or background to fill that need. The Nominating, Governance and Sustainability Committee may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board of Directors at that time. The Chairperson of the Nominating, Governance and Sustainability Committee and some or all of the members of the Nominating, Governance and Sustainability Committee and the Board will interview potential candidates that are deemed appropriate. If the Nominating, Governance and Sustainability Committee determines that a potential candidate meets the needs of the Board of Directors, has the qualifications, and meets the standards set forth in the Company's Corporate Governance Principles and as further described under the headings “Board of Directors--Qualifications Required for All Directors”, and “--Experience, Qualifications and Skills Represented on Our Board of Directors” and “--Board Diversity,” it will recommend to the Board of Directors the nomination of the candidate.

The Nominating, Governance and Sustainability Committee will consider director candidates recommended by stockholders if properly submitted to the Nominating, Governance and Sustainability Committee. Stockholders wishing to recommend persons for consideration by the Nominating, Governance and Sustainability Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Corporate Secretary at Four Corporate Drive, Lake Zurich, Illinois 60047. Recommendations must include the proposed nominee's name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Nominating, Governance and Sustainability Committee will then consider the candidate and the candidate's qualifications. The Nominating, Governance and Sustainability Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination and may interview the candidate if the Nominating, Governance and Sustainability Committee deems the candidate to be appropriate. The Nominating, Governance and Sustainability Committee may use the services of a third-party search firm to provide additional information about the candidate in determining whether to make a recommendation to the Board of Directors.

The process for considering stockholder-recommended candidates and all other candidates is designed to assist the Nominating, Governance and Sustainability Committee in fulfilling its responsibility to recommend only candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established in our Corporate Governance Principles. Stockholders seeking to nominate persons for election to our Board of Directors must comply with our procedures for stockholder nominations set forth in our By-laws and as described under the heading “Additional Information--Submission of Stockholder Proposals and Nominations.”

Compensation and Human Capital Committee Interlocks and Insider Participation

All members of the Compensation and Human Capital Committee are considered independent under our Corporate Governance Principles. None of the members of the Compensation and Human Capital Committee nor any other member of our Board of Directors served as an executive officer of another entity during 2023 for which any of our executive officers served as a director or a member of its compensation committee. None of the members of our Compensation and Human Capital Committee has a relationship with us that is required to be disclosed under Item 404 of SEC Regulation
S-K.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to our CEO or the Office of the Corporate Secretary, Four Corporate Drive, Lake Zurich, Illinois 60047. Stockholders and other interested parties who wish to communicate with the non-employee or independent directors, any individual director or the Chairman of the Board should direct their communication care of the Office of the Corporate Secretary at the address above. The Corporate Secretary will forward to our Chairman any communications intended for the full Board of Directors, for the non-employee or independent directors as a group, or for the Chairman. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Any communications that are unrelated to the Company or Board business or that are abusive, inappropriate or in bad taste or present safety, security or privacy concerns may be handled differently.

AUDIT COMMITTEE MATTERS

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. During 2023, KPMG served as the Company’s independent registered public accounting firm and also provided certain other services to the Company. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year 2024 is ratified."

The Audit Committee is responsible for the selection, retention and oversight of the Company’s independent registered public accounting firm. If stockholders do not ratify the appointment of KPMG as the Company’s independent registered accounting firm for 2024, the Audit Committee will reconsider its selection but may, nevertheless, continue to retain KPMG. Even if the selection is ratified, the Audit Committee has the discretion to appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.

A member of KPMG is expected to be in attendance during the Annual Meeting to make a statement if he or she desires and will respond to appropriate questions that may be asked by stockholders.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proxy Item 2)
☑ The Board of Directors recommends that you vote FOR Proxy Item 2.

Audit and Non-Audit Fees

Our independent registered public accounting firm for the 2022 and 2023 fiscal years was KPMG. The following table summarizes the fees paid or payable by the Company to KPMG for services rendered during 2022 and 2023, respectively:

Fees	2022	2023
Audit fees(1)	$3,388,190	$3,319,640
Audit-related fees(2)	$ 17,109	$ 7,791
Tax fees(3)	$ 890	$ 1,305
All other fees(4)	$ 16,166	0
Total	$3,422,355	$3.328,728

(1)
Audit fees include fees for the audit of our annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, the review of the financial information included in our Form 10-Q quarterly reports filed with the SEC, and services performed in connection with statutory audits and regulatory filings or engagements. The decrease in audit fees was primarily due to lower non-recurring fees, primarily fees relate to step 1 goodwill impairment analyses.
(2)
Audit-related fees include professional services related to the performance of the audit and are primarily agreed upon procedures and compliance audits required under various local international regulations.
(3)
Tax fees consist principally of professional services rendered for international tax compliance work.
(4)
All other fees relate to professional services rendered for the compilation of statutory financial statements for specific international legal entities.

Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by KPMG are approved in advance by the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to approve such services on behalf of the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes preset spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of preset spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to the Company under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee in accordance with the Company’s pre-approval policies and procedures.

Transactions with Related Persons

The Company recognizes that a transaction or any series of similar transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Conduct, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy that requires the Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction exceeding $120,000 in value in which the Company is, or will be, a participant, and in which any of the Company’s directors or executive officers or any of their immediate family members had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

Report of the Audit Committee

The Audit Committee is composed of directors that are “independent” as defined under the NYSE corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2023, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for the year ended December 31, 2023, and reports on the effectiveness of internal control over financial reporting as of December 31, 2023, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has discussed with KPMG the firm's independence from the Company, including the matters in the written disclosures and letter provided to the Audit Committee by KPMG regarding the firm’s communications with the Audit Committee concerning independence as required by the PCAOB and has considered the compatibility of non-audit services with the auditing firm's independence.

The Audit Committee discussed with KPMG the overall scope and plans for its integrated audit. The Audit Committee meets with KPMG, with and without management present, to discuss the results of the firm's examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Members of the Audit Committee:

•
Ronald Lombardi (Chairperson)
•
Joseph B. Burton
•
Kathleen S. Dvorak
•
E. Mark Rajkowski

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our executive compensation philosophy and programs, the compensation decisions the Compensation and Human Capital Committee has made under each program, and the considerations in making those decisions. The Compensation Discussion and Analysis focuses on the compensation of the Company's named executive officers listed below, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement.

The following discussion contains statements regarding future plans, performance targets and/or goals. This information is disclosed in the limited context of the Company compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Our Named Executive Officers

The following executive officers are the named executive officers ("NEOs") whose compensation is discussed and disclosed in this Proxy Statement:

•
Boris Elisman, Former Executive Chairman and Former Chief Executive Officer(1)
•
Thomas W. Tedford, President and Chief Executive Officer(2)
•
Deborah A. O'Connor, Executive Vice President and Chief Financial Officer
•
Cezary Monko, Executive Vice President and President, International(3)
•
Roxanne Bernstein, Former Executive Vice President and President, North America(4)
•
Patrick H. Buchenroth, Executive Vice President and President, Americas(3)

(1)
Mr. Elisman served as Chairman of the Board and Chief Executive Officer through September 30, 2023, and as Executive Chairman for the remainder of 2023. Mr. Elisman retired from the Company on March 31, 2024.
(2)
Mr. Tedford served as President and Chief Operating Officer through September 30, 2023, and as President and Chief Executive Officer for the remainder of 2023.
(3)
Mr. Monko served as Executive Vice President and President, Europe, Middle East and Africa ("EMEA") and Mr. Buchenroth served as Executive Vice President and President, International through December 31, 2023.
(4)
Ms. Bernstein served as Executive Vice President and President, North America until March 15, 2024.

2023 Financial Performance Overview

Our Business. ACCO Brands is a leading global consumer, technology and business branded products company, providing well-known brands and innovative product solutions used in schools, homes and at work. We have expanded into higher growth product categories, while increasing our sales mix to higher growth channels, including retail and mass merchants, e-tailers, and technology specialists. We have an experienced management team with a proven ability to grow brands, integrate acquisitions, manage seasonal businesses, run lean organizations and navigate challenging environments. Our products are sold primarily in the U.S., Europe, Australia, Canada, Brazil and Mexico.

During 2023, ACCO Brands had three operating business segments based in different geographic regions: North America, EMEA, and International. Each business segment designs, markets, sources, manufactures, and sells recognized consumer, technology and business branded products used in schools, homes and at work. Product designs are tailored to end-user preferences in each geographic region, and where possible, leverage common engineering, design, and sourcing.

Our product categories include gaming and computer accessories; storage and organization; notebooks; shredding; laminating and binding machines; stapling; punching; planners; dry erase boards; and do-it-yourself tools, among others. We distribute our products through a wide variety of channels to ensure that our products are readily and conveniently available for purchase by consumers and other end-users, wherever they prefer to shop. These channels include mass retailers, e-tailers, discount, drug/grocery and variety chains, warehouse clubs, hardware and specialty stores, independent office product dealers, office superstores, wholesalers, contract stationers, and specialist technology businesses.

Our 2023 Results. The Company posted net sales of $1.83 billion, a decrease of 5.9 percent. The favorable impact of foreign exchange increased sales by $11.3 million, or 0.6 percent. Comparable sales2 decreased 6.5 percent. Both reported and comparable sales2 reflect the challenging macroeconomic environment, especially in North America and EMEA and lower than anticipated return to office trends, as well as tight inventory management by our customers in North America. Sales of our technology accessories were most negatively impacted. This more than offset the benefit of cumulative price increases across all segments, and volume growth in Latin America.

Gross margin was 32.6 percent, an increase of 420 basis points, reflecting the cumulative effect of global price increases and cost reduction initiatives. Operating income increased 28.4 percent to $44.7 million, as stronger gross margin, was partially offset by higher SG&A costs due to the restoration of incentive compensation expense. In 2023, we recorded a non-cash goodwill impairment charge of $89.5 million, versus the $98.7 million recorded in 2022, and restructuring charges of $27.2 million, compared to $9.6 million in 2022. The increase in restructuring charges is associated with our continuing footprint rationalization and cost reduction programs. Adjusted operating income2 was $204.8 million, a 16.5 percent increase versus the prior year.

Loss per share was $0.23 versus a loss per share of $0.14 in the prior year. The loss in both years was primarily due to non-cash goodwill charges of $89.5 million in 2023 and $98.7 million in 2022. Adjusted earnings per share2 was $1.09 an increase from the $1.04 in 2022. In 2023, interest expense was $13.0 million higher, due to interest rate increases. Our operating cash flow increased 65.9 percent to $128.7 million driven by improved profits and working capital management, as inventory declined by $67.7 million to $327.5 million in 2023. Adjusted free cash flow2 was $117.5 million in 2023 compared to $77.5 million in 2022.

For more information about our business and 2023 results, please see “Business,” “Risk Factors,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023.

Impact of 2023 Company Performance on Executive Compensation

2023 Annual Incentive Plan

Based on a comprehensive review of competitive market practices, current market conditions and the recommendations of the Compensation and Human Capital Committee's independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), the Compensation and Human Capital Committee approved two changes to the Annual Incentive Plan (“AIP”) for 2023. First, the approved 2023 design consisted of financial measures, with an increased weighting of 80 percent (versus 75 percent under the 2022 AIP), and strategic measures, with a corresponding reduced weighting of 20 percent. Second, in addition to adjusted operating income and net sales, working capital efficiency was added as a new financial measure. The three financial measures were weighted as follows: adjusted operating income at 40 percent, net sales at 20 percent and working capital efficiency at 20 percent. The financial performance measures were intended to focus management's attention on continuing to drive profitable growth, while increasing cash flow through a more targeted focus on improving working capital efficiency. The strategic measures were intended to incent appropriate focus on activities that drive achievement of certain cultural and operational transformation goals, as well as our publicly announced ESG goals.

2

Comparable sales, adjusted operating income, adjusted earnings per share and adjusted free cash flow are non-GAAP financial measures. An explanation of how we calculate each of these non-GAAP financial measures and a reconciliation of each measure to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in the Appendix.

We believe the incentive compensation earned in 2023 by our executive officers, including our named executive officers, properly reflects the performance of the Company. For the 2023 AIP award payout, the chart below reflects actual Company financial and strategic measures performance in relation to the full year performance targets established by the Compensation and Human Capital Committee for each performance measure applied to our named executive officers.

Name and Principal Position	AIP Performance Measure(1)	Weight	Annual Target Performance(2) ($ in Millions)	Percent of Annual Target Performance Achieved	Earned Payout
• Boris Elisman, Former Executive Chairman and Former Chief Executive Officer (3) • Thomas W. Tedford, President and Chief Executive Officer (3) • Deborah A. O'Connor, Executive Vice President and Chief Financial Officer • Cezary Monko, Executive Vice President and President, International • Roxanne Bernstein, Former Executive Vice President and President, North America • Patrick H. Buchenroth, Executive Vice President and President, Americas	ACCO Brands adjusted operating income	40%	$174.65	111.5%	87.8%
	ACCO Brands net sales	20%	$1,936.65	41.1%
	ACCO Brands working capital efficiency	20%	25.5%	74.9%
	Strategic measures	20%	100%	100%

(1)
In 2023, all named executive officers were measured on ACCO Brands adjusted operating income, ACCO Brands net sales and ACCO Brands working capital efficiency versus regional financial metrics.
(2)
Each of the financial performance measures is measured at budgeted currency rates, which are different than actual rates, to remove the impact of year-to-year currency fluctuations that are outside of the control of management.
(3)
Actual AIP payouts were prorated based on the position target and time served in the position. For additional details, see the Annual Incentive - 2023 Targets section on page 42.

The financial performance measures were earned by each named executive officer based on actual achievement of adjusted operating income, net sales and working capital efficiency for the Company. Achievement of the strategic measures was based on qualitative judgment informed by quantitative results, as described below.

Assessment of strategic measures was based on 1) our progress in transforming to a faster growing brand and consumer centric business, 2) the astute management of people, facilities, systems and processes to support organizational change and succession planning, and 3) progress in meeting our ESG goals for energy efficiency, leadership diversity and environmentally and socially sustainable products. Despite technology channel sales declining, gross margins were restored to pre-pandemic levels. From an organizational change perspective, the Company successfully reduced voluntary turnover, managed a seamless CEO transition, initiated the transition to a two segment operating and reporting structure, and successfully executed leadership changes in line with succession plans. During 2023, progress was also made advancing the Company's stated ESG goals, including progress on leadership diversity representation and improved energy efficiency. Based on the overall evaluation of the three strategic measures, the Board for Messrs. Elisman and Tedford, and the Compensation and Human Capital Committee for the other named executive officers, determined that each of the named executive officers earned 100 percent of the strategic measures component of their 2023 AIP award.

The 2021-2023 PSUs vested on December 31, 2023 and resulted in a cumulative 76.1 percent performance achievement for the three year period. For additional information regarding the 2023 AIP and the 2021-2023 PSUs, see “Annual Incentive - 2023 Targets” and “2021-2023 PSUs.”

2023 CEO Pay Decisions

Each year, the Compensation and Human Capital Committee and the Board, with input from Meridian, reviews the CEO’s overall compensation package. This review considers the CEO's individual's performance, the long- and short-term financial and strategic performance of the Company, and the relative positioning of the CEO's total compensation to the median of the Company's Peer Group.

Mr. Elisman was Chairman of the Board and Chief Executive Officer through September 30, 2023. He transitioned to Executive Chairman effective October 1, 2023. Mr. Elisman’s 2023 base salary and incentive targets as CEO were set on March 14, 2023. In setting Mr. Elisman's 2023 base salary and incentive targets, the Compensation and Human Capital Committee considered a broad range of factors, including the following:

•
The Company took decisive action to respond to demand pressures and high inflation while better positioning the Company to deliver sustainable, profitable growth once the economy improves. Comparable sales grew 1 percent in 2022 and the Company continued to execute its strategy to diversify into faster growing product categories, broaden sales channels, and bring innovative new consumer-centric products to market.
•
Astute management of people, systems, and processes to support our transformation, including meaningful progress on ESG and successful preparation for a seamless CEO transition through the development of the President and Chief Operating Officer and his promotion to CEO.

The Compensation and Human Capital Committee recommended, and the Board of Directors approved, the following actions related to Mr. Elisman's 2023 compensation.

Boris Elisman
Compensation Actions as Chairman of the Board and Chief Executive Officer (Until September 30, 2023)
•
No increase in annual base salary, which remained flat at $1,025,000.
•
The continuation of his AIP award target at 120 percent of his base salary.
•
The grant of a long-term equity award with a total award value of $4,200,000, representing approximately a 5 percent increase over the regular annual award grant value in the prior year.
•
After the above adjustments, Mr. Elisman’s target total compensation package inclusive of base salary, target annual incentive and target annual long-term equity compensation, was generally aligned with the median target annual compensation of other CEOs within the Company's Peer Group.
Approximately 85 percent of Mr. Elisman's total target compensation consisted of variable, at risk pay.
Compensation Actions as Executive Chairman (Effective October 1, 2023)
• Annual base salary of $750,000; a 27 percent decrease. • Existing AIP award target reduced to 100 percent of new base salary; a 20 percent decrease. • No additional long-term equity award was granted.	Mr. Elisman's total target compensation was reduced by approximately 77%.

Mr. Tedford was named President and Chief Executive Officer effective October 1, 2023. In setting Mr. Tedford's base salary and incentive targets as CEO, the Compensation and Human Capital Committee considered a broad range of factors, including the following:

•
The Company took decisive action to address demand pressures and high inflation while continuing to rationalize the Company’s operating footprint. Comparable sales grew 1 percent in 2022 and the Company continued to execute its strategy to diversify into faster growing product categories, broaden sales channels, and bring innovative new consumer-centric products to market.
•
A competitive total compensation package that considers the market data for our Peer Group and is reflective of Mr. Tedford's position as a newly promoted CEO.

The Compensation and Human Capital Committee recommended, and the Board of Directors approved, the following actions related to Mr. Tedford's 2023 compensation in connection with his position as Chief Executive Officer.

Tom Tedford
Compensation Actions as President and Chief Executive Officer (Effective October 1, 2023)
•
Annual base salary of $850,000, a 20.58 percent increase.
•
AIP award target at 120 percent of his base salary.
•
The grant of a long-term equity promotional award with a total award value of $900,000. The promotional award was in addition to Mr. Tedford's March 2023 annual award in his former capacity as President and Chief Operating Officer, for a total annual award value of $2,200,000.
•
After these adjustments, Mr. Tedford's target total compensation package inclusive of base salary, target annual incentive and target annual long-term equity compensation, is below the 25th percentile of annual compensation of other CEOs within the Company's Peer Group, due to his tenure as a new CEO.
Approximately 80 percent of Mr. Tedford's total target compensation consisted of variable, at risk pay.

Summary of Key Executive Compensation Practices

In overseeing our Company's executive compensation program, the Compensation and Human Capital Committee seeks to provide compensation for our executive officers, including our named executive officers, which is competitive within our industry, with a substantial emphasis on Company performance and stockholder returns. The following list highlights the significant executive compensation practices of the Company which the Compensation and Human Capital Committee believes are effective in aligning the interests of our executive officers with those of our stockholders, and are consistent with good corporate governance.

Topic	Best Practice
Pay-for-Performance

A significant portion of each of our executive officer's compensation is variable and at risk, with actual amounts paid based on performance; in 2023, approximately 85 percent of Mr. Elisman's and approximately 80 percent of Mr. Tedford's total target compensation was variable and at risk.

Target Compensation at Peer Group Market Median

The Compensation and Human Capital Committee typically targets total compensation at the median of our Peer Group. Actual pay may be greater than or less than median based upon experience, impact, and performance of individual executives.

Variety of Performance Measures	Our short-term and long-term incentive compensation programs use a variety of complementary measures so executive officers do not focus on one measure at the expense of other measures.
Award Caps

To encourage executive officers to focus equally on short- and long-term performance goals, our short-term incentive compensation program provides a maximum payout of 185 percent of the target payout and our long-term incentive compensation program provides a maximum payout at 200 percent of the target payout, which is aligned with market norms.

Incentive Payout

Annual Review Relative to Peer Group - The Compensation and Human Capital Committee reviews short-term and long-term incentive performance and payouts relative to the performance and payouts of our Peer Group companies on an annual basis.

Minimum Vesting	Full-value equity awards are generally subject to either a three-year service-based vesting or three-year performance-based vesting.
Limited Perquisites	The Company provides only limited perquisites to its executive officers.
Peer Group

The Compensation and Human Capital Committee regularly assesses executive officer total rewards and program design against that of the Peer Group; the Peer Group is periodically reviewed and approved by the Compensation and Human Capital Committee.

Topic	Best Practice
Double-Trigger Change-in-Control Provisions

Both a change-in-control and an involuntary termination of employment or termination by executive for “good reason” must occur to receive cash severance payment in connection with a change-in-control. No automatic vesting of equity awards upon a change-in-control. Both a change-in-control and an involuntary termination of employment or termination by executive for “good reason” must occur for equity awards to vest.

No Change-in-Control Tax Gross-Ups in Executive Severance Plan	No excise or income tax gross-up provision included in the executive severance plan.
Clawback or Forfeiture of Incentive Payments Policy

The Company has a policy to recoup incentive compensation paid or payable to executive officers (including equity awards that are subject to time-based or performance-based conditions) if either the payment was based on financial results that were subsequently restated (regardless of whether the officer was responsible for the restatement), or if the officer engages in willful or intentional misconduct. The Company’s policy complies with the minimum requirements of the Dodd-Frank Act, and goes beyond its requirements by authorizing the recoupment of incentive compensation in cases of willful or intentional misconduct.

Stock Ownership Guidelines

Stock ownership guidelines for executive officers, including 6x salary for our CEO, include a requirement to retain 50 percent of net shares received through equity awards until the guidelines are satisfied; the Company does not include unexercised, vested Non-Qualified Stock Options (“NQSOs”), or unearned and unvested PSUs in calculating guideline attainment levels.

Prohibition on Hedging and Pledging, Stock Option Repricing and Liberal Share Recycling

Company policy prohibits executive officers and directors from hedging or pledging Company stock. Re-pricing of underwater stock options is prohibited without stockholder approval. Shares that are surrendered or withheld to pay an award's exercise price or tax withholding cannot be added back to the shares available under the Incentive Plan. Likewise, any shares reacquired by the Company upon the exercise of stock options will not be added to the pool of available shares under the Incentive Plan.

2023 Advisory Vote on Executive Compensation ("Say-on-Pay") Vote

At the 2023 annual meeting of stockholders, 95.0 percent of the votes cast approved a non-binding, advisory vote on the 2022 compensation of our named executive officers disclosed in our annual proxy statement filed in 2023. The Compensation and Human Capital Committee believes this result, along with other stockholder engagement activities, affirms our stockholders’ support of the Company’s approach to executive compensation.

However, the Company and the Compensation and Human Capital Committee will continue to review and update the Company's executive compensation programs to reflect changes in business and industry conditions. The Compensation and Human Capital Committee will also continue to consider the outcome of our stockholders’ annual advisory votes on executive compensation and other important input from our stockholder engagement efforts when making future compensation decisions for our named executive officers.

Discussion and Analysis

Executive Compensation Philosophy

Our executive compensation philosophy creates an approach that targets each compensation component at approximately the median of similarly situated executives of companies in our Peer Group, with discretion to adjust where individual experience, impact, performance and/or other factors are appropriate. We are committed to providing competitive compensation programs that are designed to:

•
Align with stockholder interests by weighting a substantial portion of total compensation toward at-risk performance-based incentives, which encourage the creation of long-term stockholder value through the achievement of the Company’s financial, strategic and ESG goals. In addition, a significant portion of our executive compensation is equity based, which incents our executive officers to increase share price thereby directly benefiting our stockholders.
•
Drive business strategy and pay for performance by linking incentive awards that balance both short-term and long-term financial goals and drive achievement of the Company’s business objectives by tying compensation to the accomplishments of those objectives.
•
Attract and retain top talent who can contribute significantly to the achievement of the Company’s goals and deliver results critical to our long-term success. We structure compensation programs that reflect the competitive marketplace and our commitment to diversity, equity and inclusion.

The components of compensation are developed by our Compensation and Human Capital Committee, with advice received from both its independent compensation consultant and our management team, and are set annually to ensure alignment with the Company’s compensation philosophy.

Compensation Components(1)
Annual Compensation
•
Base Salary - fixed cash compensation based on the Compensation and Human Capital Committee's assessment of competitive market data, the position, and the incumbent executive officer's experience, skills, knowledge and performance; provides an appropriate level of financial certainty.
•
Annual Incentives - variable performance-based cash compensation earned if annual financial and strategic objectives established by the Compensation and Human Capital Committee are achieved, with above-target payouts for above-target performance and below-target or no payouts for performance that falls short of established goals.

Long-Term Compensation(2)
•
Performance Stock Units and/or Performance Cash - equity and/or cash awards that reward the achievement of financial performance which contribute to the creation of stockholder value over the long-term, with above-target payouts for above-target performance and below-target or no payouts for performance that falls short of established goals.
•
Restricted Stock Units and/or Time-Vested Cash - equity and/or cash awards that encourage retention while aligning management with stockholders' interests through stock ownership.

Benefits
•
The Company provides retirement, health and welfare plans that are the same as offered to all other salaried employees in the same geography. In addition, executive officers receive life insurance and long-term disability coverage and some executive officers receive certain limited perquisites.

(1)
Where exigent circumstances exist, the Compensation and Human Capital Committee may deviate from the compensation core components.
(2)
The Compensation and Human Capital Committee determines annually the long-term compensation mix based on a variety of factors, such as participant eligibility, share availability under the Company's Incentive Plan, Peer Group practices, cost and cash flow impact to the Company. Stock options were included in the 2022 LTIP awards, however, beginning with the March 2023 annual grants, the Compensation and Human Capital Committee determined not to include options as a component of the executive officers' long-term compensation mix.

Role of our Compensation and Human Capital Committee

Our Compensation and Human Capital Committee is responsible for establishing, overseeing, and monitoring executive compensation and benefit programs for the Company consistent with our pay-for-performance philosophy, as well as the overall human capital strategies that support the Company's strategic business plan. This includes the monitoring of progress toward the Company's achievement of its ESG goals related to pay equity, diversity and inclusion, and employee engagement, among other things. At the direction of the Compensation and Human Capital Committee, management prepares presentations of total compensation, “tally sheets,” and other supporting data for the Compensation and Human Capital Committee's use when considering and determining executive compensation. The “tally sheets” provide a succinct summary of all components of each named executive officer's compensation so that the Compensation and Human Capital Committee can analyze each component, the aggregate amount of the components and the impact of Company performance on the value of both short-term and long-term incentive awards.

The Compensation and Human Capital Committee has ultimate authority with respect to all compensation actions, plans, and programs for our executive officers, other than our CEO. The Compensation and Human Capital Committee also annually reviews the total target compensation for the CEO and presents a recommendation to the Board of Directors regarding the CEO’s total cash and long-term equity incentive compensation based on this evaluation. The Compensation and Human Capital Committee's recommended annual compensation actions are then discussed with, and approved by, the independent members of our Board of Directors, without Messrs. Elisman and Tedford being present.

For additional information regarding the role of our Compensation and Human Capital Committee, see “Corporate Governance--Compensation and Human Capital Committee.”

Role of Our Compensation Consultant and Management

The Compensation and Human Capital Committee's independent compensation consultant provides competitive compensation data, analysis and guidance to the Compensation and Human Capital Committee, which is used when reviewing and designing our overall executive compensation programs. During 2023, Meridian provided guidance and recommendations to the Compensation and Human Capital Committee on executive officer compensation and related governance matters, including consultation regarding the design of our short-term and long-term incentive awards. During 2023, representatives of Meridian attended all six Compensation and Human Capital Committee meetings, including portions of the executive sessions without management present.

Our executive management makes recommendations regarding executive compensation matters to the Compensation and Human Capital Committee. Management considers the compensation consultant's advice and uses publicly available compensation and benefits survey data and information when making its recommendations to the Compensation and Human Capital Committee. Management may retain other consultants to provide related competitive data and information to assist them in formulating such recommendations. Management's recommendations have historically focused on the Company’s broad-based compensation and benefit plans, the structure and performance measures for short-term and long-term incentives, and compensation and benefits matters related to the Company’s executive officers. Members of our management team, including our CEO, may be invited to attend all or portions of the Compensation and Human Capital Committee's meetings. At these meetings, our CEO provides his recommendations regarding compensation and benefits matters pertaining to our other executive officers.

Independence of Compensation Consultant

The Compensation and Human Capital Committee received a letter dated February 16, 2023 from Meridian addressing factors relevant to the SEC and NYSE rules regarding independence and potential conflicts of interest. After considering the information and statement provided by Meridian, as well as other factors and information, no conflicts of interest with respect to Meridian's advice were identified by the Compensation and Human Capital Committee, and the Compensation and Human Capital Committee concluded Meridian was an independent consultant.

Compensation Risk Assessment

Management and the Compensation and Human Capital Committee conducted a risk assessment of the Company's employee compensation programs and practices, including our executive compensation programs. The Compensation and Human Capital Committee, with assistance from Meridian, reviewed and discussed with management the results of management's evaluation of the Company's compensation programs and practices, and concluded that our employee compensation programs are not designed to incentivize or reward excessive risk-taking and have appropriate risk-mitigating provisions, including caps on incentives and a clawback policy which meets the requirements mandated by the Frank-Dodd Act and goes beyond the requirements by authorizing recoupment of incentive compensation from an officer who is engaged in willful or intentional misconduct. As a result, we believe the risks associated with our compensation programs are within the Company's ability to effectively monitor and manage and are not reasonably likely to have a material adverse effect on the Company. In its discussion, the Compensation and Human Capital Committee considered the attributes of our 2023 compensation program, with key elements summarized below.

Key Compensation Elements

The total compensation pay mix is designed to encourage all employees to act in ACCO Brands' best interests and includes a market-aligned balance of short-term and long-term incentive compensation elements where pay is both fixed (base salary) and performance-based (short-term and long-term incentives), with sufficient fixed compensation so that employees are not unduly focused on financial performance.

Executive long-term incentive awards are generally paid in equity, which aligns long-term interests of recipients and stockholders, and the mix of award types encourage value creation, retention, and stock price appreciation.

Recipients of long-term incentive awards are subject to insider trading restrictions.

Financial performance targets for short-term and long-term incentives are the same for executives and employees alike, include Company-wide performance measures approved by the Committee to ensure they are consistent with Company strategy, and are designed to promote long-term value to stockholders, and incent consistent behavior across the Company. Financial performance measures are aligned for all executive officers incenting focused and consistent behavior across the Company.

Strategic measures are aligned for all executives incenting focused and consistent behavior across the Company.

Multiple and varied performance measures for each of the short-term and long-term incentives encourage executives to focus their efforts on driving balanced performance across the multiple key financial measures.

Change-in-control and severance benefits are aligned with market norms.
Competitive stock ownership guidelines are in place, requiring significant, long-term ownership of Company stock by executive officers.
Short-term and long-term incentive awards are capped at 185 and 200 percent, respectively, of target award opportunity and have threshold requirements.

Anti-hedging/anti-pledging and whistleblower policies are in place and actively communicated to all employees. A clawback policy which complies with the requirements mandated by the Dodd-Frank Act in requiring the recoupment of incentive compensation (including equity awards that are subject to time-based or performance-based conditions) affected by accounting restatements as well as willful or intentional misconduct is in place for executive management to deter excessive or inappropriate risk taking.

Peer Group

In establishing executive compensation, the Compensation and Human Capital Committee, in consultation with Meridian, reviews the compensation of our executive officers in relation to the compensation of executives at a group of comparable companies. We refer to that group of companies as our “Peer Group.” The Compensation and Human Capital Committee reviews and approves our Peer Group on a biennial basis.

Given our unique mix of consumer, school, technology and office products, it can be difficult to identify companies whose size, business, industry dynamics and other characteristics are largely similar to those of ACCO Brands. Accordingly, the Compensation and Human Capital Committee, in consultation with Meridian, used the following peer-selection criteria to develop a representative Peer Group for the Company.

Companies in the same Global Industry Classification Standard ("GICS") category as current peers were considered and then scored for fit, based on:

•
Similar revenue size and market capitalization
•
Similar number of employees
•
Significant sales outside the United States
•
Non-durable products sold through stores or distributors
•
Company is listed in the respective peer groups of ACCO Brands peers, or lists ACCO Brands as a peer

Companies meeting the criteria above generally participate in the same or similar industries, have product distribution models similar to ours, and are companies with which we compete for talented executives.

Based on the foregoing criteria, the Compensation and Human Capital Committee approved the following Peer Group in May of 2022 that consists of 20 companies with median revenue of $2.2 billion (generally in line with our Company's revenues). For the named executive officers' 2023 compensation review in March 2023, the total compensation market data from the Peer Group listed below was used to evaluate pay against the market median of reported total compensation using proxy data and market survey data, appropriately aged, for each position.

Peer Group
• Armstrong World Industries, Inc.	• HNI Corporation	• Spectrum Brands Holdings, Inc.
• Brady Corporation	• Interface, Inc.	• Steelcase Inc.
• Cimpress plc	• Kimball International, Inc.	• The Scotts Miracle-Gro Company
• Deluxe Corporation	• MillerKnoll, Inc.	• The Toro Company
• Edgewell Personal Care Company	• MSA Safety Incorporated	• Tupperware Brands Corporation
• Energizer Holdings, Inc.	• Pitney Bowes Inc.	• UniFirst Corporation
• Helen of Troy Limited	• Sonos Inc.

Executive Total Compensation and Compensation Mix

The Compensation and Human Capital Committee believes that linking pay and performance contributes to the creation of stockholder value. Annually, the Compensation and Human Capital Committee reviews actual short-term and long-term incentive payouts relative to the performance of our Peer Group companies. For the pay-and-performance link to be effective, experienced individuals who have proven to be strong contributors to the Company’s performance should be rewarded with total compensation that falls at approximately the median of total compensation paid to similarly situated executives of the companies in our Peer Group. The Compensation and Human Capital Committee may exercise discretion and consider additional factors such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and the Company’s recent performance when determining pay for any of our executive officers.

A substantial portion of executive compensation is at risk. Accordingly, our executive compensation components are weighted toward incentives which we believe encourage the creation of stockholder value through the advancement of our strategy and the achievement of the Company’s revenue growth, profitability improvement, cash flow, net income per share, and working capital efficiency goals, share price appreciation and total shareholder return. Though the Compensation and Human Capital Committee has not pre-established any relative weightings among the various compensation components, the Compensation and Human Capital Committee targets the market median of the Peer Group for each compensation component as well as at the overall total compensation of all components combined. The Compensation and Human Capital Committee reviews the base salary and short-term and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the Company's executive compensation philosophy.

In considering 2023 total compensation adjustments for the named executive officers other than the CEO, the Compensation and Human Capital Committee used performance assessments by our CEO and the compensation information of the Peer Group and survey data, appropriately aged. In the case of the CEO, the Compensation and Human Capital Committee and the Board of Directors used their performance assessment and Peer Group compensation information. On a total compensation basis, Mr. Elisman's 2023 target total compensation as CEO was generally aligned with the median of CEOs in our Peer Group. Mr. Tedford's target annual total compensation as CEO, including his promotional grant, was in the lowest quartile of CEOs in our Peer Group. The target total compensation of each of our named executive officers other than Messrs. Elisman and Tedford, was generally aligned with the median of the Peer Group and/or survey data following the 2023 compensation actions.

The following graphs show the CEO's and the other named executive officers' 2023 pay mix at total target compensation (i.e., base salary, target annual incentive and target long-term incentive). Each compensation component is described in further detail below. Approximately 85 percent of Mr. Elisman's total target compensation was variable and at risk, approximately 80 percent of Mr. Tedford's total target compensation was variable and at risk, and approximately 72 percent of the other named executive officers average, as a group, total target compensation was variable and at risk.

2023 Target Total Direct Compensation

(1)
Mr. Elisman served as Chairman of the Board and Chief Executive Officer through September 30, 2023, and as Executive Chairman for the remainder of 2023.
(2)
Mr. Tedford served as President and Chief Operating Officer through September 30, 2023, and as President and Chief Executive Officer for the remainder of 2023.

Annual Compensation

In establishing annual compensation, the Compensation and Human Capital Committee reviewed the relevant Peer Group base salary and annual incentive compensation data for each of the named executive officers and other relevant factors that are described below.

Base Salaries

In March 2023, the Compensation and Human Capital Committee approved the following base salaries for the named executive officers, effective date of April 1, 2023:

Name and Principal Position	Prior Base Salary(1)	New Base Salary	% Change
Boris Elisman(2) Former Executive Chairman and Former Chief Executive Officer	$1,025,000	$1,025,000	0.00%
Thomas W. Tedford(2) President and Chief Executive Officer	$676,500	$704,913	4.20%
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	$540,000	$562,680	4.20%
Cezary Monko(3) Executive Vice President and President, International	$607,003	$649,492	7.00%
Roxanne Bernstein Former Executive Vice President and President, North America	$500,000	$525,000	5.00%
Patrick H. Buchenroth Executive Vice President and President, Americas	$506,176	$531,484	5.00%

(1)
The prior base salary for all named executive officers was the base salary in effect on January 1, 2023.

(2)
As part of the CEO transition, Mr. Elisman's annual base salary changed on October 1, 2024, to $750,000 to reflect his role as Executive Chairman. Mr. Tedford's annual base salary changed on October 1, 2024, to $850,000 to reflect his role as President and Chief Executive Officer.
(3)
Mr. Monko's prior base salary and new base salary are shown in U.S. dollars, converted from Polish Zloty using the December 2023 month-end rate of 0.2553.

Following his April 1, 2023 base salary adjustment, Mr. Elisman's 2023 base salary as CEO was generally aligned with the median base salary of CEO positions at our Peer Group companies. Following his October 1, 2023 base salary adjustment as CEO, Mr. Tedford's 2023 base salary was below the 25th percentile of CEO positions at our Peer Group companies, due to his tenure as a new CEO. Following our other named executive officers' 2023 base salary adjustments, their base salaries were aligned, as a group, near the median for comparable positions in our Peer Group and/or comparable survey benchmark positions.

Annual Incentive - 2023 Targets

The table below summarizes the 2023 AIP target and maximum award opportunities for each of our named executive officers, which vary depending upon leadership responsibilities:

Name and Principal Position	Target AIP as % of Salary (100% of Target)	Maximum AIP as % of Salary(1)	Target AIP $ Award Opportunity(2)
Boris Elisman(3) Former Executive Chairman and Former Chief Executive Officer	120.0% | 100.0%	222.0% | 185.0%	$1,108,992
Thomas W. Tedford(4) President and Chief Executive Officer	90.0% | 120.0%	166.5% | 222.0%	$725,383
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	75.0%	138.8%	$417,815
Cezary Monko(5) Executive Vice President and President, International	75.0%	138.8%	$479,261
Roxanne Bernstein Former Executive Vice President and President, North America	75.0%	138.8%	$389,126
Patrick H. Buchenroth Executive Vice President and President, Americas	75.0%	138.8%	$393,932

(1)
Maximum AIP as a percent of salary consists of two components, 1) financial measures, which are weighted at 80 percent and has a maximum payout of 200 percent, and 2) strategic measures, which is weighted at 20 percent and has a maximum payout of 125 percent.
(2)
Target AIP Award Opportunity is calculated based on actual salary earned in 2023. For Messrs. Elisman and Tedford, the Target AIP award opportunity was prorated based on the position target and time served in the position.
(3)
Mr. Elisman's target AIP award opportunity was 120 percent of his base salary through September 30, 2023. Effective October 1, 2023, his target AIP award opportunity was decreased to 100 percent of his base salary in connection with his move to Executive Chairman.
(4)
Mr. Tedford's target AIP award opportunity was 90 percent of his base salary through September 30, 2023. Effective October 1, 2023, his target AIP award opportunity was increased to 120 percent of his base salary in connection with his move to President and Chief Executive Officer.
(5)
The target AIP award opportunity for Mr. Monko is shown in U.S. dollars, converted from Polish Zloty using the December 2023 month-end rate of 0.2553.

Messrs. Elisman's and Tedford's CEO target annual incentive opportunity of 120 percent of base salary is at the median target annual incentive opportunity of CEO positions in our Peer Group. The target annual incentive award opportunity percent for our other named executive officers, as a group, was generally aligned with the median target annual incentive opportunity for comparable positions in our Peer Group and/or comparable survey benchmark positions.

The Compensation and Human Capital Committee determined that executive officers would be measured against three financial measures--adjusted operating income (weighted 40%), net sales (weighted 20%) and working capital efficiency (weighted 20%). The Compensation and Human Capital Committee believes that adjusted operating income, net sales, and working capital efficiency focus our executive officers on growth and is aligned with the strategic transformation of the Company to be more brand-, consumer- and technology-centric. The heavier weighting on adjusted operating income aligns with the Company's strategy to continually improve profitability as the primary driver of growing stockholder value.

For 2023, the AIP award opportunity for each financial performance measure ranged from a threshold of 25 percent to a maximum of 200 percent of target, with 0 percent payout for below-threshold performance. Each of the financial performance measures described below is measured at budgeted currency rates, which are different than actual rates, to remove the impact of year-to-year currency fluctuations that are outside of the control of management.

2023 AIP Performance Measure	Performance Measure Definition(1)	Rationale for Measure
ACCO Brands adjusted operating income

Operating income as reported in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), adjusted to exclude certain one-time and non-comparable items primarily associated with transaction and integration related expenses, restructuring charges, non-cash goodwill impairment charges, and incentive compensation expense.

Focuses executive officers on growing Company profitability; aligned with stockholder returns.
ACCO Brands net sales	Gross sales, plus other items reported as revenue, less sales deductions (i.e., net trade sales as reported in the Company's financial statements in accordance with GAAP).	Focuses executive officers on revenue growth; aligned with stockholder interests.
Working Capital Efficiency

Thirteen-month average net working capital (i.e., monthly net working capital for the current month and prior 12 months summed and divided by 13), divided by 2023 annual net sales, expressed as a percentage. Working capital is defined as net accounts receivable, plus net inventory, less trade accounts payable and less customer programs liability. Accounts used to measure working capital are as externally reported in accordance with US GAAP.

Focuses executive officers on reducing complexity, improving efficiencies, and ultimately generating cash.
ACCO Brands strategic measures	Qualitative and quantitative measures that drive performance against strategic goals, as described below.	Focuses executive officers on critical strategic priorities aligned with stockholder interests.

(1)
Each of the financial performance measures is measured at budgeted currency rates, which are different than actual rates, to remove the impact of year-to-year currency fluctuations that are outside of the control of management.

The remaining 20 percent of our named executive officers' 2023 target AIP opportunity was determined by performance relative to the strategic measures. Strategic measures are intended to incent 1) our progress in transforming to a faster growing brand and consumer centric business, 2) the astute management of people, facilities, systems and processes to support organizational change and succession planning, and 3) progress in meeting our ESG goals for energy efficiency, leadership diversity and environmentally and socially sustainable products. For 2023, the AIP award opportunity for strategic measures ranged from a threshold of 50 percent to a maximum of 125 percent of target, with 0 percent payout for below-threshold performance.

Although it did not affect the 2023 AIP payout, due to continued economic uncertainty, two different measurement periods were again utilized to evaluate performance of the financial measures with targets set separately for each of the two periods. The first-half measurement period covered the period from January 1, 2023 through June 30, 2023 and represented one-third of the total target annual bonus opportunity, and the full year measurement period covered the period from January 1, 2023 through December 31, 2023 and represented the full target annual bonus opportunity (with targets reviewed and recalibrated in August 2023). Although the design of the plan left open an opportunity to review and recalibrate full year financial measure targets at mid-year, no changes were made to the targets for named executive officers. Ultimately, the full year earned AIP payouts relative to the financial measures were based on full year financial performance for all named executive officers. Beginning with the 2024 performance year, the Company plans to return to a single full year measurement period, covering the period from January 1, 2024 to December 31, 2024, to evaluate the performance of the AIP financial measures.

Annual Incentive - 2023 Payouts

The chart on page 33 reflects the Company's actual performance in relation to goals established by the Compensation and Human Capital Committee for each performance measure applied to our named executive officers. Based on this performance, the 2023 AIP payouts for our named executive officers are indicated in the table below:

Name and Principal Position	Target AIP Award Opportunity(1)	Actual AIP Award Payout	AIP Payout as % of Target
Boris Elisman Former Executive Chairman and Former Chief Executive Officer	$1,108,992	$974,028	87.8%
Thomas W. Tedford President and Chief Executive Officer	$725,383	$637,104	87.8%
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	$417,815	$366,967	87.8%
Cezary Monko(2) Executive Vice President and President, International	$479,261	$420,935	87.8%
Roxanne Bernstein Former Executive Vice President and President, North America	$389,126	$341,770	87.8%
Patrick H. Buchenroth Executive Vice President and President, Americas	$393,932	$345,991	87.8%

(1)
Target AIP Award Opportunity is calculated based on actual salary earned in 2023.
(2)
The target AIP award opportunity for Mr. Monko is shown in U.S. dollars, converted from Polish Zloty using the December 2023 month-end rate of 0.2553.

Long-Term Incentive Compensation

Pursuant to the 2022 ACCO Brands Corporation Incentive Plan, as amended, (the "Incentive Plan"), the Company may use a variety of long-term incentive awards, such as RSUs, NQSOs, PSUs, Performance Cash and Time-Vested Cash. The Compensation and Human Capital Committee determines annually the long-term compensation mix based on a variety of factors, such as our business strategy, marketplace trends, retention needs, participant eligibility, share availability under the Incentive Plan, Peer Group practices, cost and cash flow impact to the Company.

2023 LTIP Awards

Mr. Elisman's 2023 LTIP award was comprised of 67 percent PSUs and 33 percent RSUs. Mr. Tedford's 2023 COO LTIP award was comprised of 60 percent PSUs and 40 percent RSUs and his promotional 2023 CEO LTIP award was comprised of 67 percent PSUs and 33 percent RSUs. The 2023 LTIP awards for the other named executive officers were comprised of 60 percent PSUs, 40 percent RSUs.

In establishing the 2023 LTIP grant values, the Compensation and Human Capital Committee reviewed the LTIP compensation data for the companies in our Peer Group. Mr. Elisman's 2023 LTIP award at target was between the 25th and 50th percentile LTIP value of CEO positions in our Peer Group. Mr. Tedford's total 2023 LTIP award at target, including his promotional CEO grant, was below the 25th percentile LTIP value of CEO positions in our Peer Group, due to his tenure as a new CEO. The grant values for our other named executive officers 2023 LTIP awards at target were between the 25th and 50th percentile of target LTIP values for comparable positions in our Peer Group and/or comparable survey benchmark positions.

The following is a description of the terms of the Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) that were granted in 2023.

Restricted Stock Units

The 2023 RSUs represent the right to receive shares of common stock of the Company, subject to the completion of a three-year service period (e.g., the RSUs cliff vest on the third anniversary of the grant date), except as otherwise provided in the Incentive Plan or award agreements. Dividend equivalents are accrued on unvested RSUs, are subject to the underlying terms and conditions of each RSU award, and are not paid until the RSUs have vested. Vested RSUs are settled for a like number of shares of common stock of the Company.

Performance Stock Units

The 2023-2025 PSUs will be earned based on financial performance during three one-year performance periods ending December 31 of each year and cumulative Total Shareholder Return relative to our Peer Group over the three-year performance period ending December 31, 2025. The Compensation and Human Capital Committee determined that executive officers would be measured against adjusted earnings per share, adjusted free cash flow and adjusted gross margin percent as defined in the chart below. Vested PSUs are settled for a like number of shares of common stock of the Company.

The total number of PSUs that may be earned ranges from 50 percent to 200 percent of target, with 0 percent for below threshold performance, subject to a relative total shareholder return modifier.

2023-2025 PSU Performance Measures

The following is a description of the financial performance measures for the PSUs granted in 2023 and a total shareholder return (TSR) modifier, as described below.

2023-2025 PSU Financial Performance Measures	Measure Weight	Definition	Rationale for Measure
ACCO Brands adjusted earnings per share	50%

Adjusted net income divided by the weighted average fully diluted outstanding shares of the Company's common stock for the relevant year as externally reported by the Company. Adjusted net income excludes restructuring expenses and goodwill impairment charges, amortization of intangibles, non-recurring items and other income/expense and discrete income tax adjustments, including income tax related to the foregoing and is calculated using the externally reported adjusted tax rate.

			Focuses executive officers on growing Company profitability; aligned with stockholder returns.
ACCO Brands adjusted free cash flow	30%

Net cash provided by operations as reported in accordance with U.S. GAAP, excluding cash payments made for contingent earnouts, plus cash proceeds from any sale of operating assets, less capital expenditures, and further adjusted to exclude any adverse cash consequences from tax assessments related to pre-acquisition transactions (including related interest payments, net of tax).

			Focuses executive officers on generating cash to fund capital allocation priorities of dividend payments, debt reduction, share repurchases and acquisitions.
ACCO Brands adjusted gross margin percent	20%

Adjusted gross profit divided by net sales. Adjusted gross profit equals net sales as externally reported, less cost of goods sold and the cost of freight and distribution, plus or minus other one-time and non-recurring items.

			Focuses executive officers on growing profitable sales and value-added products; aligned with peer group practices and stockholder interests.
Relative total shareholder return	Modifier	Earned PSUs can be increased or decreased based on the Company's relative TSR performance compared to the Peer Group, as described below.	To align executives with stockholder interests.

Once the number of earned PSUs is calculated based on the level of achievement under the financial performance measures, the number of earned PSUs may be increased or decreased based on the Company's total shareholder return ("TSR") performance relative to the Peer Group over the cumulative three-year performance period.

Company TSR Relative to Peer Group TSR	TSR Modifier (Multiplier)
>= 75th Percentile	120%
>25th and < 75th Percentile	100% (No Modification)
<= 25th Percentile	80%

TSR for the Peer Group and the Company for the period beginning on January 1, 2023 and ending on December 31, 2025 will be calculated by subtracting the beginning stock price from the ending stock price (in each case, including reinvested dividends) and dividing by the beginning stock price (including reinvested dividends). For purposes of calculating the TSR Modifier, the beginning and ending stock price will be equal to the average of the last 30 trading days stock price ending on the calculation date.

2021-2023 PSUs

The 2021-2023 PSUs vested on December 31, 2023 and resulted in a cumulative 76.1 percent performance achievement for the three year period. Year three of the 2021-2023 PSU actual performance on the financial measures, adjusted free cash flow (with target performance of $100.0 million) and adjusted earnings per share (with target performance of $1.10 per share), resulted in 120.2 percent achievement. Actual performance on the financial measures for years one and two resulted in 108.1 percent and 0 percent achievement, respectively. As a result, each of Messrs. Elisman, Tedford, Monko, and Buchenroth earned 217,386, 56,935, 46,586, and 31,057 shares (including accrued dividend equivalents), respectively. Mss. O'Connor and Bernstein did not have any 2021 – 2023 PSUs, as they joined the Company after the awards were granted.

Timing of Equity Grants

Annual equity awards are granted to executive officers and other eligible employees and are typically granted during the first quarter of each year, unless circumstances arise that warrant establishing different dates. Off-cycle (non-annual) awards may be made if our CEO and the Compensation and Human Capital Committee deem it necessary for newly promoted employees, strategic new hires, or in other special or unique circumstances. The award is determined by the CEO and the Compensation and Human Capital Committee in advance of the actual effective date of the grant. The effective date for an off-cycle award is the first business day of the month following a newly hired/promoted eligible employee's effective date of hire or promotion, as the case may be.

Retirement Benefits

Defined Contribution - 401(k) - United States

All of the Company’s named executive officers (other than Mr. Monko) were participants in the Company’s U.S. tax-qualified 401(k) retirement savings plan during 2023. The Company’s 401(k) program matches employee contributions at 100 percent of the first six percent of eligible plan compensation. These matching contributions apply to all participating employees, including our named executive officers (other than Mr. Monko).

Defined Benefit - Pension - United States

The ACCO Brands Corporation Pension Plan for U.S. salaried and hourly employees (the “ACCO U.S. Pension”) was frozen in the first quarter of 2009. As a result, none of the executive officers that participate in the ACCO U.S. Pension have accrued any additional benefits under this plan since that time. For more information, see “Executive Compensation Tables--2023 Summary Compensation Table” and “Executive Compensation Tables--Pension Benefits.”

Retirement Plans - Poland

Mr. Monko is entitled to a pension benefit under the Company's Polish broad-based defined benefit pension plan upon retirement on or after age 65, and he participates in Polish Private Employee Capital Plan, known as a PPK, which is a private long-term saving system established by the Polish government. The amount of benefits provided to Mr. Monko in the form of PPK employer contributions is included in the “All Other Compensation” column of the 2023 Summary Compensation Table and related footnotes. For more information, see “Executive Compensation Tables--2023 Summary Compensation Table” and “Executive Compensation Tables--Pension Benefits.”

Health and Other Benefits

The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees in the given geography.

Perquisites

The Compensation and Human Capital Committee approved a limited number of low-cost perquisites for executive officers, which are either legacy in nature, or the perquisite is a common practice in a given geography. The costs to the Company and a description of personal benefits provided to our named executive officers are included in the “All Other Compensation” column of the 2023 Summary Compensation Table and related footnotes.

Executive Severance Plan

The Company does not provide individual employment contracts for executive officers, unless having an employment contract is a common practice in a given geography. All of the Company’s executive officers, including the named executive officers, currently participate in the Company’s Executive Severance Plan (the “ESP”), which is administered by the Compensation and Human Capital Committee. The ESP is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered, including among our Peer Group companies. Though Mr. Monko has an employment contract, which is governed by Polish law, his severance benefits are established by the ESP.

For further details regarding severance benefits provided under the ESP, see “Executive Compensation Tables--Potential Payments Upon Termination or Change-in-Control” and the related tables.

Executive Stock Ownership Guidelines

To further align executive officers' interests with those of our stockholders, the Company maintains the following stock ownership guidelines, which apply to all executive officers. Executives must attain the level of stock ownership appropriate to their position as a multiple of base salary or a number of shares, whichever is lower.

Executive Level	Number of Shares	Multiple of Base Salary
Chief Executive Officer	500,000	6.0X
Chief Financial Officer and Segment Presidents	125,000	3.0X
Other Executives	60,000	2.0X

Executive officers are generally expected to achieve their respective ownership goals within five years of becoming an officer. If an executive is promoted to a higher level requiring greater stock ownership, he or she has five years from the date of such promotion to achieve the new level. All executive officers either attained or are on track to attain the requirements of the guidelines within the required time frame.

Shares counting towards ownership targets include shares owned directly, in joint accounts or by a spouse or dependent child(ren); shares held through Company retirement plans; shares beneficially-owned through a trust or similar estate planning device; vested and unvested restricted stock units (RSUs), including dividend equivalents; and vested performance stock units (PSUs), including dividend equivalents. Attainment is achieved at either the lower of a multiple of salary or a number of shares, which the Compensation and Human Capital Committee believes reduces the impact of stock price volatility.

Following the vesting of PSUs or RSUs, or the exercise of stock options, executive officers who have not yet met their applicable stock ownership goals (in number of shares or value) are expected to retain at least 50 percent of the net value of shares of stock received (e.g., the net value after deduction of the exercise price and all applicable tax and other required withholding). Subject to the Company’s insider-trading policy, an executive officer may reduce his or her share ownership so long as his or her ownership is maintained at or above the required ownership levels.

The Compensation and Human Capital Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Compensation and Human Capital Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price when determining the need for any remedies.

Prohibitions on Hedging, Pledging and Similar Transactions

Hedging and similar monetization transactions by directors and employees, including executive officers, which may offset or protect against decreases in the market price of our Company stock, can lead to a misalignment between the objectives of these individuals and the objectives of our stockholders. Similarly, stock pledges by directors and executive officers could detrimentally impact our stockholders if they are used as part of a hedging strategy or in the event of a forced sale of our stock, such as to meet a margin call. Accordingly, under our insider trading policy:

•
directors and employees, including our executive officers, are prohibited from engaging in any hedging transactions with respect to the Company stock they may own, including through prepaid variable forward contracts, equity swaps, collars and exchange funds;
•
directors and executive officers are prohibited from trading in puts, calls, exchange-traded options or similar securities involving our stock;
•
directors and employees, including executive officers, are prohibited from engaging in short sales of our stock; and
•
directors and executive officers are prohibited from holding our securities in margin accounts or otherwise pledging our securities as collateral for a loan, and all other employees must receive pre-clearance from the Company in order to do so.

Our insider trading policy does not provide for exceptions or waivers to these prohibitions.

Recoupment or Forfeiture of Incentive Payments Policy

The Company has a policy to “clawback” compensation paid or payable to executive officers in the event of a financial restatement or under the circumstance of willful and intentional misconduct on the part of an executive. The policy defines "incentive compensation" to include annual bonuses, long-term incentive awards paid in cash or equity (including any such awards that are subject to time-based or performance-based conditions), and all other forms of compensation except for base salary, tax qualified retirement plans and welfare benefits. Under the policy, executive officers who receive any such cash or equity incentive compensation payments may be required to forfeit or reimburse the Company for those payments, as the case may be, in the event that either:

•
the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement required by the federal securities laws, and a lower amount would have been paid to the executive officer based on the restated amount, regardless of whether the executive officer was responsible for the restatement; or
•
the Board of Directors determines that the executive officer engaged in willful or intentional misconduct with respect to the performance of his or her duties, including but not limited to “cause” as defined in the ESP, misappropriation or misuse of corporate assets, opportunities derived from confidential information, breach of fiduciary duty owed to the Company, or violation of restrictive covenants.

The policy complies with the requirements mandated by the Dodd-Frank Act in requiring the recoupment of incentive compensation affected by accounting restatements. However, the policy goes beyond the minimum requirements of the

Dodd-Frank Act by continuing in effect the portion of the policy, which was adopted prior to the enactment of the Dodd-Frank Act, that allows the Company to recover incentive compensation paid to executive officers who engage in willful and intentional misconduct.

In circumstances described above, the Company may seek to recover from the executive officer, either by repayment of cash or equity incentives already paid or cancellation or forfeiture of outstanding cash or equity incentive compensation awards not yet earned, or by offset against other amounts owed to the executive officer, either the amount by which his or her cash or equity incentive payments exceeded the lower payment that would have been made based on the restated financial results, or, in the case of willful or intentional misconduct, an amount equal to the value of any cash or equity incentive payments received during the three-year period prior to the executive's termination of employment (or, if longer, the period during which the misconduct existed), or after the termination. Except in the case of a recovery mandated by the Dodd-Frank Act, the Board may waive or reduce an executive officer’s repayment obligation based upon hardship, the executive officer’s degree of culpability or responsibility, or such other factors as the Board deems appropriate.

Compensation and Human Capital Committee Report

The Compensation and Human Capital Committee oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation and Human Capital Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation and Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in this Proxy Statement.

Members of the Compensation and Human Capital Committee:

•
Pradeep Jotwani (Chairperson)
•
Joseph B. Burton
•
Graciela I. Monteagudo
•
E. Mark Rajkowski

This Compensation and Human Capital Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Advisory Vote on Executive Compensation (Proxy Item 3)
☑ The Board of Directors recommends that you vote FOR Proxy Item 3.

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as required under Section 14A of the Exchange Act. The proposal, commonly known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the executive compensation tables and other related disclosures contained therein.”

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, link pay to performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained in this Proxy Statement, including under the heading “Compensation Discussion and Analysis” and the accompanying executive compensation tables and related footnotes.

Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by the Board of Directors, and it will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. However, the Compensation and Human Capital Committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

In keeping with the preference expressed by our stockholders at our 2023 Annual Meeting of Stockholders, we have continued to hold the advisory say-on-pay vote annually.

Executive Compensation Tables

2023 Summary Compensation Table

The table below provides information regarding the total compensation paid to or earned by each of our named executive officers for each of the fiscal years ended December 31, 2023, 2022, and 2021.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary(3) ($)	Bonus(4) ($)	Stock Awards(5) ($)	Option Awards(6) ($)	Non- Equity Incentive Plan Compens- ation(7) ($)	Change in Pension Value(8) ($)	All Other Compens- ation(9) ($)	Total ($)
Boris Elisman(1)	2023	961,539	—	2,365,494	—	974,028	9,000	40,135	4,350,195
Former Executive Chairman and	2022	1,019,692	—	3,211,351	778,566	212,300	—	46,494	5,268,403
Former Chief Executive Officer	2021	998,462	—	4,375,015	675,641	1,184,974	—	42,689	7,276,781
Thomas W. Tedford(2)	2023	730,745	—	1,282,167	—	637,104	—	24,371	2,674,387
President and	2022	672,121	—	902,837	291,964	104,952	—	20,514	1,992,388
Chief Executive Officer	2021	605,551	—	1,237,513	265,431	489,604	—	19,614	2,617,712
Deborah A. O'Connor	2023	556,574	—	637,264	—	366,967	—	28,929	1,589,735
Executive Vice President	2022	394,615	—	800,139	228,954	51,349	—	23,363	1,498,421
and Chief Financial Officer
Cezary Monko	2023	638,870	9,960	637,264	—	420,935	32,000	32,775	1,771,805
Executive Vice President and	2022	534,658	—	677,134	218,973	67,166	—	32,566	1,530,498
President, International	2021	576,691	—	1,012,522	217,171	402,242	—	32,836	2,241,462
Roxanne Bernstein	2023	518,269	—	637,264	—	341,770	—	24,949	1,522,252
Former Executive Vice President and
President, North America
Patrick H. Buchenroth	2023	524,671	—	515,880	—	345,991	—	25,746	1,412,288
Executive Vice President and	2022	502,899	—	489,053	158,147	357,939	—	20,401	1,528,439
President, Americas	2021	490,068	—	675,015	144,782	388,134	—	20,834	1,718,832

(1)
Compensation for Mr. Elisman reflects his position as Chairman of the Board and Chief Executive Officer for fiscal years 2021, 2022 and the first nine months of 2023 and his position as Executive Chairman for the last three months of 2023.
(2)
Compensation for Mr. Tedford for fiscal years 2021 and 2022 reflects his position as President and Chief Operating Officer. Compensation for Mr. Tedford for fiscal year 2023 reflects his position as President and Chief Operating Officer through September 30, 2023, and his position as President and Chief Executive Officer effective October 1, 2023.
(3)
Mr. Monko's amount has been converted from Polish Zloty to U.S. dollars using the December 2023 month-end rate of 0.2553.
(4)
Mr. Monko participated in a temporary bonus program on a similar basis as other employees in Poland to off-set the hyper-inflation experienced in the country over 2023.
(5)
The amounts reflect the grant date fair value of time-based RSUs granted during the applicable fiscal year. Also included is the grant date fair value related to year one of the 2023 - 2025 PSUs that may be earned based on achievement of performance measures as more fully described in footnote (3) to the Grants of Plan-Based Awards Table. For fiscal year 2023, the amounts reported related to the PSUs at target performance are $965,629 for Mr. Elisman, $462,187 for Mr. Tedford, $217,260 for Ms. O'Connor, $217,260 for Mr. Monko, $217,260 for Ms. Bernstein and $175,876 for Mr. Buchenroth. For fiscal year 2023, if the highest level of performance under the PSUs were to be achieved, the grant date fair values of the PSUs would have been $1,931,259 for Mr. Elisman, $924,374 for Mr. Tedford, $434,520 for Ms. O'Connor, $434,520 for Mr. Monko, $434,520 for Ms. Bernstein, and $351,751 for Mr. Buchenroth. Assumptions used in the calculation of the grant date fair value are included in Note 7 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC.
(6)
Stock options were not granted to any of the named executive officers in 2023.
(7)
Amounts represent cash awards earned for the applicable fiscal year and paid in the subsequent fiscal year, under the company's Annual Incentive Plan.
(8)
The amounts represent the aggregate increase in actuarial present value during each year shown for the named executive officer’s accumulated benefit, if any, provided under the ACCO U.S. Pension (for Mr. Elisman) and the Polish defined benefit retirement plan (for Mr. Monko). Neither Mr. Elisman nor Mr. Monko earned any preferential amounts on their account balances. For Mr. Elisman, all such amounts fully vested in prior years. Other than Mr. Elisman, no named executive officers were eligible to participate in the ACCO U.S. Pension prior to the time it was frozen. See “Executive Compensation Tables--Pension Benefits” for further details.

(9)
The following table provides details about each component of the "All Other Compensation" shown in column (i) for the fiscal year ended December 31, 2023:

Name and Principal Position	Automobile(1)	Company Contributions to Defined Contribution Plans(2)	Miscellaneous Perquisites(3)	Total
Boris Elisman Former Executive Chairman and Former Chief Executive Officer	$13,992	$19,800	$6,343	$40,135
Thomas W. Tedford President and Chief Executive Officer	$0	$19,800	$4,571	$24,371
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	$0	$19,800	$9,129	$28,929
Cezary Monko(2) Executive Vice President and President, International	$19,670	$10,845	$2,261	$32,775
Roxanne Bernstein Former Executive Vice President and President, North America	$0	$19,800	$5,149	$24,949
Patrick H. Buchenroth Executive Vice President and President, Americas	$0	$19,800	$5,946	$25,746

(1)
Mr. Elisman was provided an automobile allowance in 2023, subject to taxation. Mr. Monko is provided a company-leased vehicle, subject to taxation for any personal use, the value of which is reflected in U.S. dollars converted from Polish Zloty using the December 2023 month-end rate of 0.2553.
(2)
The amounts reflect the Company’s 2023 contribution to the U.S. tax-qualified 401(k) savings plan account for each of the named executive officers, other than Mr. Monko, whose amount represents the Company's 2023 contribution to the Polish Private Employee Capital Plan.
(3)
The amounts include the 2023 cost to the Company for premiums paid on excess long-term disability and/or group term life insurance in the amounts of $1,343, $4,571, $9,129, $2,286 and $5,946 for each of Mr. Elisman, Mr. Tedford, Ms. O'Connor, Ms. Bernstein, and Mr. Buchenroth, respectively. For Mr. Elisman and Ms. Bernstein, the amount also includes a matching charitable donation made by the Company in the amounts of $5,000 and $2,863, respectively. Mr. Monko's amount of $2,261 represents the excess premium on personal and family medical coverage paid by the Company and is reflected in U.S. dollars converted from Polish Zloty using the December 2023 month-end rate of 0.2553.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer under the Company’s Incentive Plan during the fiscal year ended December 31, 2023.

								All Other	Grant
								Stock Awards:	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Value of
		Under Non-Equity			Under Equity			Shares of	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Stock or	Option
Name and	Grant	Thresh.	Target	Max.	Thresh.	Target	Max.	Units(3)	Awards(4)
Principal Position	Date	($)	($)	($)	(#)	(#)	(#)	($)	($)
Boris Elisman	n.a.	332,698	1,108,992	2,051,635
Former Executive Chairman	3/14/2023				71,661	179,152	358,304		965,629
and Former Chief	3/14/2023							268,688	1,399,864
Executive Officer
Thomas W. Tedford	n.a.	217,615	725,383	1,341,959
President and	3/14/2023				19,962	49,905	99,810		268,988
Chief Executive	10/2/2023				14,338	35,844	71,688		193,199
Officer	3/14/2023							99,809	520,005
	10/2/2023							53,759	299,975
Deborah A. O'Connor	n.a.	125,345	417,815	772,958
Executive Vice	3/14/2023				16,123	40,308	80,616		217,260
President and Chief	3/14/2023							80,615	420,004
Financial Officer
Cezary Monko	n.a.	143,778	479,261	886,633
Executive Vice	3/14/2023				16,123	40,308	80,616		217,260
President and	3/14/2023							80,615	420,004
President, International
Roxanne Bernstein	n.a.	116,738	389,126	719,884
Former Executive Vice	3/14/2023				16,123	40,308	80,616		217,260
President and	3/14/2023							80,615	420,004
President, North America
Patrick H. Buchenroth	n.a.	118,180	393,932	728,775
Executive Vice	3/14/2023				13,052	32,630	65,260		175,876
President and	3/14/2023							65,260	340,005
President, Americas

(1)
The amounts shown represent the potential AIP earnings for 2023 at threshold, target and maximum performance. Threshold is 30 percent of target and maximum is 185 percent of target performance. The actual amounts earned for 2023 are included in column (g) of the 2023 Summary Compensation Table. For Mr. Monko, amounts have been converted from Polish Zloty to U.S. dollars using the December 2023 month-end rate of 0.2553.
(2)
The amounts shown represent the threshold, target and maximum number of shares related to year one of the 2023 - 2025 Performance Share Unit plan that may be earned based on achievement of performance measures which have been established. Shares related to years two and three of the program for which performance measures have not yet been established will be reported in the fiscal year in which those measures are established and the grant is made in accordance with FASB ASC Topic 718. Threshold is 50 percent of target and maximum is 200 percent of target performance which can be modified up or down by 20 percent based on relative Total Shareholder Return performance against peers not to exceed 200 percent of target performance.
(3)
The amounts shown represent RSUs that vest on the third anniversary of the grant date.
(4)
The amounts shown represent the grant date fair value of each equity award determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding unexercised NQSOs and unvested RSUs and PSUs as of December 31, 2023 for each of the named executive officers.

	Option Awards(1)					Stock Awards
												Equity
										Equity		Incentive Plan
										Incentive Plan		Awards:
										Awards:		Market or
							Number		Market	Number of		Payout Value
		Number of	Number of				of Shares		Value of	Unearned		of Unearned
		Securities	Securities				or Units		Shares or	Shares, Units		Shares, Units
		Underlying	Underlying				of Stock		Units of	or Other		or Other
		Unexercised	Unexercised	Option			That		Stock That	Rights That		Rights
		Options	Options	Exercise	Option		Have Not		Have Not	Have Not		That Have
Name and	Grant	Exercisable	Unexercisable	Price	Expiration	Grant	Vested		Vested(2)	Vested		Not Vested(2)
Principal Position	Date	(#)	(#)	($)	Date	Date	(#)		($)	(#)		($)
Boris Elisman	3/2/2022	105,070	210,139	8.46	3/2/2032
Former Executive	3/3/2021	184,746	92,372	8.42	3/3/2031
Chairman and	3/4/2020	257,339	—	8.29	3/4/2030
Former Chief	3/6/2019	223,378	—	9.04	3/6/2026
Executive Officer	3/7/2018	118,032	—	12.82	3/7/2025
	3/8/2017	115,033	—	12.75	3/8/2024
						3/14/2023	280,262	(4)	1,703,991	1,121,211	(7)	6,816,965
						5/17/2022			—	623,802	(8)	3,792,715
						3/2/2022	104,906	(5)	637,826
						3/3/2021	312,605	(6)	1,900,636
Thomas W. Tedford	3/2/2022	39,402	78,802	8.46	3/2/2032
President and	3/3/2021	72,579	36,289	8.42	3/3/2031
Chief Executive	3/4/2020	100,523	—	8.29	3/4/2030
Officer	3/6/2019	73,747	—	9.04	3/6/2026
	3/7/2018	51,318	—	12.82	3/7/2025
	3/8/2017	52,288	—	12.75	3/8/2024
						10/2/2023	54,506	(3)	331,394	218,053	(7)	1,325,762
						3/14/2023	104,108	(4)	632,978	312,324	(7)	1,898,928
						5/17/2022			—	155,950	(8)	948,179
						3/2/2022	39,339	(5)	239,184
						3/3/2021	94,343	(6)	573,604
Deborah A. O'Connor	5/2/2022	73,382	36,692	7.23	5/2/2032
Executive Vice						3/14/2023	84,087	(4)	511,252	252,261	(7)	1,533,749
President and Chief						5/2/2022	36,307	(5)	220,747	145,226	(8)	882,977
Financial Officer
Cezary Monko	3/2/2022	29,551	59,102	8.46	3/2/2032
Executive Vice	3/3/2021	59,383	29,691	8.42	3/3/2031
President and	3/4/2020	70,366	—	8.29	3/4/2030
President,	3/6/2019	73,747	—	9.04	3/6/2026
International	3/7/2018	32,074	—	12.82	3/7/2025
	3/8/2017	33,334	—	12.75	3/8/2024
						3/14/2023	84,087	(4)	511,252	252,261	(7)	1,533,749
						5/17/2022			—	116,964	(8)	711,141
						3/2/2022	29,505	(5)	179,390
						3/3/2021	77,193	(6)	469,332
Roxanne Bernstein	3/3/2022	26,268	52,535	8.46	3/2/2032	3/14/2023	84,087	(4)	511,252	252,261	(7)	1,533,749
Former Executive						5/17/2022			—	103,968	(8)	632,128
Vice President and						3/2/2022	26,227	(5)	159,458
President, North						9/7/2021	23,353	(6)	141,986
America
Patrick H. Buchenroth	3/2/2022	21,343	42,684	8.46	3/2/2032
Executive Vice	3/3/2021	39,589	19,794	8.42	3/3/2031
President and	3/4/2020	55,288	—	8.29	3/4/2030
President,	3/6/2019	46,092	—	9.04	3/6/2026
Americas	3/7/2018	28,867	—	12.82	3/7/2025
	3/8/2017	24,184	—	12.75	3/8/2024
						3/14/2023	68,071	(4)	413,872	204,211	(7)	1,241,603
						5/17/2022			—	84,475	(8)	513,609
						3/2/2022	21,310	(5)	129,565
						3/3/2021	51,461	(6)	312,884

(1)
Non-qualified stock options vest in three equal annual installments beginning on the first anniversary of the grant date.
(2)
The amounts shown reflect the market value as calculated based on the $6.08 closing price of the Company’s common stock on December 29, 2023.
(3)
The amount shown represents time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on October 2, 2026, provided that the named executive officer is employed by the Company at that time.

(4)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on March 14, 2026, provided that the named executive officer is employed by the Company at that time.
(5)
With the exception of Ms. O'Connor, the amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on March 2, 2025, provided that the named executive officer is employed by the Company at that time. Ms. O'Connor's amount shown represents a time-vested RSU granted upon hire that will vest on May 2, 2025, provided Ms. O'Conner is employed by the Company at that time.
(6)
With the exception of Ms. Bernstein, the amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on March 3, 2024, provided that the named executive officer is employed by the Company at that time. Ms. Bernstein's amount shown represents a time-vested RSU granted upon hire that will vest on September 7, 2024, provided Ms. Bernstein is employed by the Company at that time. Also included for Messrs. Elisman, Tedford, Monko, and Buchenroth are the earned portions of the 2021 - 2023 PSU that will release March 2024.
(7)
The amounts shown represent PSUs for the 2023-2025 PSU awards at maximum level of performance. If earned, awards will vest on December 31, 2025.
(8)
The amounts shown represent PSUs for the 2022-2024 PSU awards at maximum level of performance. If earned, awards will vest on December 31, 2024.

2023 Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares acquired and the dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2023 from the vesting of RSUs and PSUs. There were no exercises of NQSOs during 2023.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting	Value Realized on Vesting
Boris Elisman Former Executive Chairman and Former Chief Executive Officer	87,022	$481,232
Thomas W. Tedford President and Chief Executive Officer	33,993	$187,981
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	0	$0
Cezary Monko Executive Vice President and President, International	23,796	$131,592
Roxanne Bernstein Former Executive Vice President and President, North America	0	$0
Patrick H. Buchenroth Executive Vice President and President, Americas	18,697	$103,394

Pension Benefits

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the fiscal year ended December 31, 2023 with respect to the ACCO U.S. Pension and the Polish retirement plan for each of the named executive officers.

			Present Value	Present Value
		Years of	of Accrued	of Accrued	Payments
		Credited	Benefit	Benefit	During Last
Name and Principal Position	Plan	Service(1)	12/31/2023(2)	12/31/2022(2)	Fiscal Year
Boris Elisman Former Executive Chairman and Former Chief Executive Officer	ACCO U.S. Pension Plan	4.42	$119,000	$110,000	$0
Thomas W. Tedford President and Chief Executive Officer	n.a.	n.a.	n.a.	n.a.	n.a.
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	n.a.	n.a.	n.a.	n.a.	n.a.
Cezary Monko(2) Executive Vice President and President, International	Polish Retirement Pension	31.75	$145,000	$113,000	$0
Roxanne Bernstein Former Executive Vice President and President, North America	n.a.	n.a.	n.a.	n.a.	n.a.
Patrick H. Buchenroth Executive Vice President and President, Americas	n.a.	n.a.	n.a.	n.a.	n.a.

(1)
For all except Mr. Monko's benefit, Years of Credited Service are shown through the plan freeze date of March 7, 2009. Vesting service, which determines vesting and eligibility for early retirement benefits continues to grow. As of December 31, 2023, Vesting Service is 14.75 years larger (absent any break in service or termination) than shown in the table above.
(2)
Reflects accrued benefit in Poland.

ACCO U.S. Pension

The ACCO U.S. Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company, including the participating named executive officers. Eligible employees must have completed one year of service to participate in the ACCO U.S. Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO U.S. Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO U.S. Pension were frozen on March 6, 2009. As a result, no additional benefits will accrue from that date for any of the named executive officers unless action is taken to reinstate any such benefits.

Benefits under the ACCO U.S. Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) the participant's years of credited service multiplied by (B) the sum of (i) 0.75 percent of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25 percent of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) the participant's years of credited service multiplied by (D) 1.25 percent of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00 percent instead of 1.25 percent. As described above, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the named executive officers are entitled to additional credited service other than that which has been earned during employment.

Several forms of benefit payments are available under the ACCO U.S. Pension. The regular form of payment under the ACCO U.S. Pension is a single life annuity for single participants and a 50 percent qualified joint and survivor annuity for married participants. Optional forms of payment include 5 and 10-year period certain and life annuity options, 50 percent, 75 percent and 100 percent joint and survivor beneficiary options, and a Social Security level income adjustment option. The payout option must be elected by the participant before benefit payments commence. For a participant who is no longer an active employee of the Company, an automatic lump-sum distribution of benefits occurs if his or her pension value is less than or equal to $1,000, and in 2015, the Company established an automatic lump-sum rollover feature if his or her pension value is greater than $1,000 but less than or equal to $5,000. Each option available under the ACCO U.S. Pension is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO U.S. Pension, early retirement benefit payments are available in a reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. For vesting purposes, the ACCO U.S. Pension recognizes prior service with Fortune Brands, Inc. and other companies previously related to the Company for periods before the spin-off of the Company from Fortune Brands, Inc. on August 16, 2005.

Polish Retirement Plans

Defined Benefit - Mr. Monko is entitled to a pension benefit under the Company's Polish broad-based defined benefit pension plan upon retirement on or after age 65. The plan provides for a one-time lump sum payment in an amount equal to three times the employee's monthly average base salary in effect over the last three months of his employment, subject to taxation. There are no service requirements or early retirement provisions for this benefit. Mr. Monko must be working for the Company at the time of his retirement in order to receive this benefit. For more information, see “Executive Compensation Tables--2023 Summary Compensation Table.”

Defined Contribution - In November 2019, Mr. Monko became a participant in the Polish Private Employee Capital Plan, known as a PPK, which is a private long-term saving system established by the Polish government. For employees aged 55-70, participation in the program is voluntary, however matching retirement contributions by the employer are mandatory. Mr. Monko, whose age is above 55 voluntarily contributed to the PPK and, in turn, received an obligatory employer contribution as well. The amount of benefits provided to Mr. Monko in the form of PPK employer contributions is included in the “All Other Compensation” column of the 2023 Summary Compensation Table and related footnotes.

CEO Pay Ratio

Pursuant to the rules adopted by the SEC, we are required to disclose the ratio of the median of the annual total compensation of all our employees, other than our CEO, to the annual total compensation of our CEO, which we refer to as the “Pay Ratio.” The Pay Ratio is intended to be a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The table below reflects the Pay Ratio:

CEO 2023 Annual Total Compensation(1)	$3,176,538
Median Employee 2023 Annual Total Compensation	$47,296
Pay Ratio of CEO to Median Employee Compensation	67 : 1

(1)
In a manner consistent with Item 402(u) of Regulation S-K, Mr. Tedford's compensation as President and Chief Executive Officer was annualized for purposes of the CEO Pay Ratio calculation.

There have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact the Pay Ratio disclosure. Accordingly, we are using the same median employee for 2023 as we used for 2022. In a manner consistent with Item 402(u) of Regulation S-K, this is the third year using the median employee identified in 2021.

When we identified our median employee in 2021, we undertook the following steps to estimate the median annual compensation of each of our employees and identify a median employee:

First, we determined our employee population as of October 1, 2021. On this date, without taking into account any adjustments, our employee population consisted of 6,054 employees, of which 1,788 were U.S. employees and 4,266 were non-U.S. employees. From this number, we excluded employees based upon the 5 percent De Minimis Exception approved by the SEC. We excluded a total of 301 employees comprising all of the employees from the following countries: Mexico (272 employees) and Chile (29 employees). The excluded employees represent less than 5 percent of our total employee population.

This resulted in 5,753 employees from 36 countries considered for purposes of determining our median employee.

Second, for this employee population, we selected their 2021 base salary as our consistently-applied compensation measure. For a permanent employee, we used the hourly rate of pay and his or her regularly scheduled weekly hours of work to establish the annual salary. For a temporary employee, we used the hourly rate of pay and his or her regularly scheduled weekly hours of work measured as of October 1, 2021, and the anticipated number of weeks worked during 2021 to estimate an annual base salary. We then converted all foreign currency salaries to U.S. dollar equivalents using the closing market spot rates on October 1, 2021. From this calculation, we determined our representative median employee.

We calculated the 2023 annual total compensation for the representative median employee using the same methodology we use for our named executive officers in the 2023 Summary Compensation Table in this Proxy Statement. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table in this Proxy Statement.

Our Pay Ratio has been calculated using selected assumptions, estimates and adjustments as permitted under Item 402(u) of Regulation S-K, and is a reasonable estimate calculated in a manner consistent with the Regulation. Other companies may use different methodologies, assumptions, estimates and adjustments, and therefore a comparison of our Pay Ratio to that of other companies will be limited in value.

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosures regarding the relationship between the executive compensation for our principal executive officers (“PEOs”) and the other named executive officers (the "Non-PEO NEOs") and the Company's performance for the fiscal years listed below. The Compensation and Human Capital Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO 1(1)	Summary Compensation Table Total for PEO 2(1)	Compensation Actually Paid to PEO 1(1)(2)(3)	Compensation Actually Paid to PEO 2(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3)	Value of Initial Fixed $100 Investment based on:(4)		Net Income	Adjusted Operating Income(5)
							TSR	Peer Group TSR
	($)	($)	($)	($)	($)	($)	($)	($)	($ Millions)	($ Millions)
2023	4,350,195	2,674,387	6,224,665	3,424,333	1,574,020	1,947,394	77.31	113.85	(21.8)	204.8
2022	5,268,403	—	133,509	—	1,398,731	449,648	67.09	90.20	(13.2)	175.8
2021	7,276,781	—	7,422,848	—	2,214,526	2,238,161	94.86	117.00	101.9	227.9
2020	4,456,783	—	745,206	—	1,795,952	733,994	94.13	104.39	62.0	160.5

(1)
Boris Elisman was our PEO until September 30, 2023 (“PEO 1”). Thomas W. Tedford has been our PEO since October 1, 2023 (“PEO 2”). The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2023	2022	2021	2020
Deborah A. O'Connor	Deborah A. O'Connor
	Neal V. Fenwick	Neal V. Fenwick	Neal V. Fenwick
Roxanne Bernstein	Thomas W. Tedford	Thomas W. Tedford	Thomas W. Tedford
Cezary Monko	Cezary Monko	Cezary Monko	Cezary Monko
Patrick H. Buchenroth	Patrick H. Buchenroth	Patrick H. Buchenroth	Patrick H. Buchenroth

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs.
(3)
Compensation Actually Paid reflects total compensation as disclosed in the Summary Compensation Table as adjusted to exclude and include certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO 1	Exclusion of Change in Pension Value for PEO 1	Exclusion of Stock Awards for PEO 1	Inclusion of Pension Service Cost for PEO 1	Inclusion of Equity Values for PEO 1	Compensation Actually Paid to PEO 1
	($)	($)	($)	($)	($)	($)
2023	4,350,195	(9,000)	(2,365,494)	—	4,248,964	6,224,665

Year	Summary Compensation Table Total for PEO 2	Exclusion of Change in Pension Value for PEO 2	Exclusion of Stock Awards for PEO 2	Inclusion of Pension Service Cost for PEO 2	Inclusion of Equity Values for PEO 2	Compensation Actually Paid to PEO 2
	($)	($)	($)	($)	($)	($)
2023	2,674,387	—	(1,282,167)	—	2,032,113	3,424,333

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards for Non-PEO NEOs	Average Inclusion of Pension Service Cost for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
	($)	($)	($)	($)	($)	($)
2023	1,574,020	(8,000)	(606,918)	1,131	987,161	1,947,394

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 1	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 1	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO 1	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 1	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO 1	Total - Inclusion of Equity Values for PEO 1
	($)	($)	($)	($)	($)	($)
2023	3,458,112	764,716	—	26,136	—	4,248,964

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 2	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 2	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO 2	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 2	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO 2	Total - Inclusion of Equity Values for PEO 2
	($)	($)	($)	($)	($)	($)
2023	1,796,087	225,820	—	10,206	—	2,032,113

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
	($)	($)	($)	($)	($)
2023	862,997	126,421	—	(2,257)	—	987,161

(4)
The Peer Group TSR set forth in this table utilizes the S&P Office Services and Supplies (SuperCap1500) Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P Office Services and Supplies (SuperCap1500) Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)
We determined adjusted operating income to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2023. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted operating income, which is a non-GAAP financial measure, is operating income (loss) excluding restructuring and goodwill impairment charges, the amortization of intangibles, the change in fair value of contingent consideration, non-recurring items, other income/expense and discrete income tax adjustments, including income tax related to the foregoing. See Appendix for further information on how adjusted operating income is derived.

Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Company and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR over the four most recently completed fiscal years, and the S&P Office Services and Supplies (SuperCap1500) Index TSR over the same period.

Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the four most recently completed fiscal years.

Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Adjusted Operating Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted Operating Income during the four most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.

Adjusted EPS
Adjusted Operating Income
Net Sales

Potential Payments Upon Termination or Change-In-Control

The Company does not have written employment agreements with its executive officers, including the named executive officers, unless it is common practice to provide an individual employment contract, such as in select international markets where we have executive officers. Only Mr. Monko, whose employment is based in Poland, has an employment contract. All of our executive officers, including all of our named executive officers, were covered by the Company’s ESP at December 31, 2023 and continue to be so covered as of the date of this Proxy Statement.

The Company’s ESP in effect as of December 31, 2023 provides the named executive officers the following payments and benefits upon (i) an involuntary termination without “cause,” (ii) voluntary termination for “good reason” or (iii) involuntary termination without “cause” within 6 months before or 24 months after a change-in-control as defined in the ESP, the values of which are summarized in table set forth below:

•
Involuntary Termination: 24 months of base salary and two years of target bonus for Messrs. Elisman and Tedford; 21 months of base salary and one year of target bonus for Messrs. Monko and Buchenroth and Mss. O'Connor and Bernstein; 18 months of base salary and one year of target bonus for all other executive officers.
•
Change-in-Control Termination: 2.99 times base salary plus 2.99 times target bonus for the year of separation for Messrs. Elisman and Tedford; 2.25 times base salary plus 2.25 times target bonus for the year of separation for Messrs. Monko and Buchenroth and Mss. O'Connor and Bernstein; 2 times base salary plus 2 times target bonus for the year of separation for all other executive officers. The executive would also receive a pro-rata annual bonus for the year of the executive’s termination up through and including the termination effective date calculated based upon actual performance as approved by the Compensation and Human Capital Committee.
•
Outplacement services in a value commensurate with the level of the position.
•
Any amounts payable under the ESP are reduced by amounts payable to a named executive officer under any other severance plan applicable to the named executive officer or any other agreement that has been entered into between the Company and the named executive officer.

In accordance with Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), if the severance calculation is subject to an excise tax, the Company will calculate two severance payment alternatives and determine which alternative results in the highest net amount of severance payment for each executive officer, commonly referred to as the best-net approach. Either the aggregate of all severance payments for an executive officer will be paid as calculated and subject to regular payroll income tax and excise tax, or the aggregate of all severance payments for an executive officer shall be reduced prior to payment to a gross amount that results in the largest net amount for that executive officer so as to remain subject to regular payroll income tax but not subject to excise tax. Mr. Monko is not subject to Section 4999 of the Code.

Medical and other welfare benefits continue for the named executive officer’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company. No benefits would be provided to a named executive officer if a termination was for “cause” or voluntary (other than in the case of a retirement) except where required by law or at the discretion of the Board of Directors. In addition, certain equity grants awarded to the named executive officers may accelerate upon death, disability, retirement, termination without cause and in the event of a change-in-control as defined in the Incentive Plan.

The table below reflects the estimated payments and other benefit amounts that would have been received by each named executive officer or his estate on December 31, 2023, under the following circumstances:

•
a change-in-control without termination of employment;
•
termination of employment by the executive officer for retirement;
•
termination of employment by the Company without cause;
•
following (or in certain circumstances preceding) a change-in-control, a termination of employment by the Company without “cause” or by the executive officer for “good reason”; or
•
termination of employment as a result of death or disability.

In preparing the table, it is assumed that each of the named executive officers has no earned but unpaid salary or accrued and unused vacation benefits at the time of his or her termination and that the values reflect compensation in addition to what he or she would have earned had the described event not occurred. Messrs. Elisman, Monko and Buchenroth are retirement eligible.

Name and Principal Position	Provision	Change in Control without Termination ($)	Termination by the Executive for Retirement ($)	Termination by the Company without Cause ($)	Termination by the Company without Cause or by the Executive for "Good Reason" Following a Change in Control ($)	Death ($)	Disability ($)
Boris Elisman	Cash Severance(1)	—	—	3,000,000	4,485,000	—	—
Former Executive	Annual Incentive	—	974,028	974,028	974,028	974,028	974,028
Chairman and	Continuation of Benefits(2)	—	—	26,089	39,003	—	—
Former Chief	Outplacement Services	—	—	—	60,000	—	—
Executive Officer	Additional 401(k) Plan Contributions(3)	—	—	—	59,202	—	—
	Value of Non-Qualified Stock Options(4)(7)	—	—	—	—	—	—
	Value of Restricted Stock Units(5)(7)	—	1,216,760	1,216,760	2,920,753	2,920,753	2,920,753
	Value of Performance Stock Units(6)(7)	—	166,796	166,796	6,378,516	2,398,210	2,398,210
	Total	—	2,357,584	5,383,673	14,916,501	6,292,991	6,292,991
Thomas W. Tedford	Cash Severance(1)	—	—	3,740,000	5,591,300	—	—
President and Chief	Annual Incentive	—	—	637,104	637,104	637,104	637,104
Executive Officer	Continuation of Benefits(2)	—	—	34,653	51,807	—	—
	Outplacement Services	—	—	—	60,000	—	—
	Additional 401(k) Plan Contributions(3)	—	—	—	59,202	—	—
	Value of Non-Qualified Stock Options(4)(7)	—	—	—	—	—	—
	Value of Restricted Stock Units(5)(7)	—	—	214,379	1,431,007	1,431,007	1,431,007
	Value of Performance Stock Units(6)(7)	—	—	—	2,594,330	852,734	852,734
	Total	—	—	4,626,136	10,424,750	2,920,845	2,920,845
Deborah A. O'Connor	Cash Severance(1)	—	—	1,406,700	2,215,553	—	—
Executive Vice	Annual Incentive	—	—	366,967	366,967	366,967	366,967
President and Chief	Continuation of Benefits(2)	—	—	20,436	26,275	—	—
Financial Officer	Outplacement Services	—	—	—	60,000	—	—
	Additional 401(k) Plan Contributions(3)	—	—	—	44,550	—	—
	Value of Non-Qualified Stock Options(4)(7)	—	—	—	—	—	—
	Value of Restricted Stock Units(5)(7)	—	—	—	732,008	732,008	732,008
	Value of Performance Stock Units(6)(7)	—	—	—	1,449,934	511,990	511,990
	Total	—	—	1,794,103	4,895,286	1,610,965	1,610,965
Cezary Monko	Cash Severance(1)	—	—	1,623,731	2,557,376	—	—
Executive Vice	Annual Incentive	—	420,935	420,935	420,935	420,935	420,935
President and	Continuation of Benefits(2)	—	—	3,956	5,087	324,746	162,373
President,	Outplacement Services	—	—	—	60,000	—	—
International	Additional 401(k) Plan Contributions(3)	—	—	—	10,898	—	—
	Value of Non-Qualified Stock Options(4)(7)	—	—	—	—	—	—
	Value of Restricted Stock Units(5)(7)	—	365,481	365,481	876,736	876,736	876,736
	Value of Performance Stock Units(6)(7)	—	31,275	31,275	1,364,012	492,223	492,223
	Total	—	817,691	2,445,378	5,295,044	2,114,640	1,952,267
Roxanne Bernstein	Cash Severance(1)	—	—	1,312,500	2,067,188	—	—
Executive Vice	Annual Incentive	—	—	341,770	341,770	341,770	341,770
President and	Continuation of Benefits(2)	—	—	29,152	37,481	—	—
President, North	Outplacement Services	—	—	—	60,000	—	—
America	Additional 401(k) Plan Contributions(3)	—	—	—	44,550	—	—
	Value of Non-Qualified Stock Options(4)(7)	—	—	—	—	—	—
	Value of Restricted Stock Units(5)(7)	—	—	—	812,701	812,701	812,701
	Value of Performance Stock Units(6)(7)	—	—	—	1,324,510	465,913	465,913
	Total	—	—	1,683,421	4,688,199	1,620,384	1,620,384
Patrick H. Buchenroth	Cash Severance(1)	—	—	1,328,711	2,092,720	—	—
Executive Vice	Annual Incentive	—	345,991	345,991	345,991	345,991	345,991
President and	Continuation of Benefits(2)	—	—	29,152	37,481	—	—
President,	Outplacement Services	—	—	—	60,000	—	—
Americas	Additional 401(k) Plan Contributions(3)	—	—	—	44,550	—	—
	Value of Non-Qualified Stock Options(4)(7)	—	—	—	—	—	—
	Value of Restricted Stock Units(5)(7)	—	253,627	253,627	667,505	667,505	667,505
	Value of Performance Stock Units(6)(7)	—	22,589	22,589	1,073,163	377,795	377,795
	Total	—	622,207	1,980,070	4,321,409	1,391,290	1,391,290

(1)
Represents 2023 base salary and year-ending annual incentive opportunity at target performance, calculated according to the terms of the ESP.
(2)
Represents the approximate value of the employer subsidy to broad-based health and welfare employee benefit plans for the named executive officer's benefit during the severance period. For Mr. Monko, the Company's disability policy for employees in Poland provides for a one-time lump sum payment from the Company in an amount equal to three times the employee's monthly average base salary in effect over the last three months of his employment, subject to taxation. Polish law also requires, in the event of termination of employment as a result of death, for the Company to make a one-time lump sum payment in an amount equal to six-times the employee's monthly average base salary in effect over the last six months of his employment, subject to taxation.
(3)
Represents the maximum annual Company contribution to each named executive officer's account, except for Mr. Monko, under the Company's 401(k) Plan during the severance period. For Mr. Monko, the amount represents the maximum annual Company contribution to his Poland PPK retirement.
(4)
Reflects the excess of the fair market value as of December 29, 2023 of the underlying shares over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event. The amounts shown reflect the value as calculated based on the $6.08 closing price of the Company’s common stock on December 29, 2023.
(5)
Reflects the fair market value as of December 29, 2023 of the shares underlying all unvested RSUs which vest in connection with the specified event. The amounts shown reflect the value as calculated based on the $6.08 closing price of the Company’s common stock on December 29, 2023.
(6)
Reflects the unvested fair market value as of December 29, 2023 of the shares underlying unvested PSUs which vest in connection with the specified event. The amounts shown reflect the value as calculated based on the $6.08 closing price of the Company’s common stock on December 29, 2023.
(7)
For RSUs, PSUs and NQSOs granted in 2016 and thereafter, in the event of a change-in-control without termination, if the award is replaced with an award of the same or greater value and with the same or not less favorable terms and conditions, the award is subject to double-trigger vesting. If the RSU or PSU award is not replaced, the award shall vest in full at target performance or greater and is paid out in cash or shares of stock of equivalent cash value. If the NQSO is not replaced, it shall become immediately exercisable. The value in the table assumes the awards are not replaced upon a change-in-control and reflect the full vesting of the award, with the PSU awards vesting at target performance.

ADDITIONAL INFORMATION

Certain Information Regarding Security Holders

The following table sets forth the beneficial ownership of the Company’s common stock as of March 1, 2024 by the following individuals or entities:

•
each person known to us that owns more than 5% of the outstanding shares of the Company’s common stock;
•
each of our directors and named executive officers; and
•
all directors, named executive officers and all other executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, subject to applicable community property laws. As of March 1, 2024, 94,928,320 shares of common stock were outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to RSUs or stock options held by that person that vest or are exercisable on or before April 30, 2024 (within 60 days after March 1, 2024) are deemed outstanding.

Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options (1)	Number of Shares Subject to RSUs(2)	Total	Percent
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	9,225,671	0	0	9,225,671	9.7%
BlackRock, Inc.(4) 50 Hudson Yards New York, NY 10001	7,543,342	0	0	7,543,342	7.9%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	5,799,983	0	0	5,799,983	6.1%
Wellington Management Group, LLP(6) 280 Congress St. Boston, MA 02210	5,482,552	0	0	5,482,552	5.8%
Allspring Global Investment Holdings LLC(7) 1415 Vantage Park Drive, 3rd Floor Charlotte, NC 28203	5,062,107	0	0	5,062,107	5.3%
Joseph B. Burton	0	0	14,865	14,865	*
Kathleen S. Dvorak	18,478	0	156,210	174,688	*
Boris Elisman(8)	1,377,548	1,086,007	95,219	2,558,774	2.7%
Pradeep Jotwani	0	0	131,924	131,924	*
Robert J. Keller	256,947	0	110,320	367,267	*
Thomas Kroeger(9)	56,587	0	103,068	159,655	*
Ronald M. Lombardi	110,000	0	75,514	185,514	*
Graciela Monteagudo	0	0	92,704	92,704	*
E. Mark Rajkowski(10)	58,169	0	139,935	198,104	*
Elizabeth A. Simermeyer	0	0	0	0	*
Thomas W. Tedford	358,268	413,259	37,408	808,935	*
Roxanne Bernstein	25,000	52,536	0	77,536	*
Patrick Buchenroth	161,432	232,315	20,404	414,151	*
Cezary L. Monko	139,223	324,363	30,607	494,193	*
Deborah A. O'Connor	0	36,692	0	36,692	*
All directors, named executive officers and all other executive officers of the Company as a group (21 persons)(11)	3,051,336	2,808,546	1,071,092	6,930,973	7.3%

* Less than 1%

(1)
Indicates the number of shares of common stock issuable upon the exercise of options exercisable on or before April 30, 2024 (within 60 days after March 1, 2024).
(2)
Indicates the number of shares subject to vested RSUs or RSUs that may vest on or before April 30, 2024 (within 60 days after March 1, 2024). For members of our Board of Directors, these units represent the right to receive one share of common stock upon cessation of service as a director.
(3)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. Of these shares, The Vanguard Group does not have sole voting power over any of the shares, has sole dispositive power over 8,880,422 shares, has shared voting power over 264,660 shares, and shared dispositive power over 345,249 shares.
(4)
Based solely on a Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc., on its own behalf and on behalf of certain affiliates. Of these shares, BlackRock, Inc. has sole voting power over 7,368,102 of the shares and sole dispositive power over all of the shares.
(5)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP. Of these shares, Dimensional Fund Advisors LP has sole voting power over 5,690,357 shares and sole dispositive power over all the shares. Dimensional Fund Advisors LP disclaims beneficial ownership of shares reported as beneficially owned.
(6)
Based solely on a Schedule 13G/A filed with the SEC on February 8, 2024, by Wellington Management Group LLP and certain affiliates. Wellington Management Group LLP does not have sole dispositive or voting power over any of the shares, has shared voting power over 5,391,965 of the shares and has shared dispositive power over all of the shares.
(7)
Based solely on a Schedule 13G/A filed with the SEC on January 12, 2024 by Allspring Global Investment Holdings, LLC and certain affiliates. Of these shares, Allspring Global Investment Holdings, LLC has sole dispositive power over all of the shares and sole voting power with respect to 4,863,672 shares, and Allspring Global Investments, LLC has sole dispositive power with respect to 5,062,107 shares and sole voting power with respect to 774,948 shares.
(8)
Includes 8,466 shares beneficially owned by Mr. Elisman through the Company's 401(k) plan as of January 22, 2024.
(9)
Mr. Kroeger shares voting power and dispositive power over 12,188 shares with his wife, as co-trustees of a family trust.
(10)
Includes 29,537 shares owned by Mr. Rajkowski's wife.
(11)
Includes 16,177 shares beneficially owned as of January 22, 2024 by all directors, named executive officers and all other executive officers of the Company as a group through the Company's 401(k) plan.

Submission of Stockholder Proposals and Nominations

Stockholders interested in submitting a proposal for inclusion in our proxy statement for the 2025 annual meeting must follow the procedures and meet the other requirements outlined in Rule 14a-8 of the Exchange Act, and we must receive such proposal at our principal executive offices on or before December 3, 2024. Article II of our By-Laws requires that we be given timely advance written notice of director nominations and other matters that an eligible stockholder wishes to present for action at an annual meeting other than those properly brought under Rule 14a-8 and included in our proxy statement. To be timely, our Corporate Secretary must receive such notice at our principal executive offices not earlier than the close of business on January 21, 2025, and not later than the close of business on February 20, 2025. Any such notice and accompanying proposal or director nomination also must be in proper form and meet the detailed disclosure and other requirements specified in Article II of our By-Laws.

Any proposals, notices or nominations must be sent to the Office of the Corporate Secretary, ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, Illinois 60047. A copy of our By-laws is available upon written request to the Corporate Secretary at the address noted above or may be accessed under the Investor Relations section of our website, www.accobrands.com. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 7, 2022, can be accessed through the SEC’s website at www.sec.gov.

Miscellaneous

Cost of Soliciting Proxies

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders' use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, forward copies of these materials to the beneficial owners of our stock and request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Your prompt response is greatly appreciated.

Multiple Stockholders Having the Same Address

To reduce costs and reduce the environmental impact of our Annual Meeting of Stockholders Meeting, we are sending only one Notice of Internet Availability of Proxy Materials or one Proxy Statement and Annual Report to the address of multiple stockholders in one envelope unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saving paper and mailing costs. Any stockholder residing at such an address who would like to receive an individual copy of the materials, or who is receiving multiple copies of our Proxy Statement and Annual Report and would prefer to receive a single copy in the future, can notify us by phone at 1-877-777-2857 or email at: requests@viewproxy.com. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the people named in the accompanying proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

Financial and Other Information

The Company has made available to you its Annual Report on Form 10-K for the year ended December 31, 2023 (the "Annual Report"), which can be accessed by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The Company's Annual Report can also be accessed online at the Investor Relations section of the Company's website at www.accobrands.com. The Annual Report and Proxy Statement are also available without charge by request made in writing to Mr. Chris McGinnis, Sr. Director, Investor Relations at ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, IL 60047 or by telephone at (847) 796-4320. Additionally, the Company's Audit Committee Charter, Compensation and Human Capital Committee Charter, Nominating, Governance and Sustainability Committee Charter, Finance and Planning Committee Charter, Executive Committee Charter, Code of Conduct and Corporate Governance Principles are available without charge at the Investor Relations section of the Company's website at www.accobrands.com or in print upon request by any stockholder to Mr. McGinnis at the address noted above.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained herein, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, strategies, business operations and similar matters, results of operations, liquidity and financial condition, and those relating to cost reductions and anticipated pre-tax savings and restructuring costs are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to us at the time such statements are made. These statements, which are generally identifiable by the use of the words "will," "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan," and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Forward-looking statements are subject to the occurrence of events outside the Company's control and actual results and the timing of events may differ materially from those suggested or implied by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements when deciding whether to buy, sell or hold the Company’s securities.

Among the factors that could cause our actual results to differ materially from our forward-looking statements are: a relatively limited number of large customers account for a significant percentage of our sales; sales of our products are affected by general economic and business conditions globally and in the countries in which we operate; risks associated with foreign currency exchange rate fluctuations; challenges related to the highly competitive business environment in which we operate; our ability to develop and market innovative products that meet consumer demands and to expand into new and adjacent product categories that are experiencing higher growth rates; the long-term impacts of the COVID-10 pandemic; our ability to successfully expand our business in emerging markets and the exposure to greater financial, operational, regulatory, compliance and other risks in such markets; the continued decline in the use of certain of our products; risks associated with seasonality; the sufficiency of investment returns on pension assets, risks related to actuarial assumptions, changes in government regulations and changes in the unfunded liabilities of a multi-employer pension plan; any impairment of our intangible assets; our ability to secure, protect and maintain our intellectual property rights, and our ability to license rights from major gaming console makers and video game publishers to support our gaming accessories business; our ability to successfully execute our multi-year restructuring and cost savings program and realize the anticipated benefits; continued disruptions in the global supply chain; risks associated with inflation and other changes in the cost or availability of raw materials, transportation, labor, and other necessary supplies and services and the cost of finished goods; risks associated with outsourcing production of certain of our products, information technology systems and other administrative functions; the failure, inadequacy or interruption of our information technology systems or its supporting infrastructure; risks associated with a cybersecurity incident or information security breach, including that related to a disclosure of personally identifiable information; our ability to grow profitably through acquisitions, and successfully integrate them; risks associated with our indebtedness, including limitations imposed by restrictive covenants, our debt service obligations, and our ability to comply with financial ratios and tests; a change in or discontinuance of our stock repurchase program or the payment of dividends; product liability claims, recalls or regulatory actions; the impact of litigation or other legal proceedings; the impact of additional tax liabilities stemming from our global operations and changes in tax laws, regulations and tax rates; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements, the costs of compliance and the impact of changes in such laws; our ability to attract and retain qualified personnel; the volatility of our stock price; risks associated with circumstances outside our control, including those caused by public health crises, such as the occurrence of contagious diseases, severe weather events, war, terrorism and other geopolitical incidents; and other risks and uncertainties described in "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023, and in other reports we file with the Securities and Exchange Commission.

Appendix: Supplemental Non-GAAP Financial Measures

About Non-GAAP Financial Measures

We explain below how we calculate each of our non-GAAP financial measures. This is followed by a reconciliation of our current period and historical non-GAAP financial measures to the most directly comparable GAAP financial measures.

We use our non-GAAP financial measures both to explain our results to stockholders and the investment community and in the internal evaluation and management of our business. We believe our non-GAAP financial measures provide management and investors with a more complete understanding of our underlying operational results and trends, facilitate meaningful period-to-period comparisons and enhance an overall understanding of our past and future financial performance.

Our non-GAAP financial measures exclude certain items that may have a material impact upon our reported financial results such as restructuring charges, the impact of foreign currency exchange rate fluctuations, unusual tax items, goodwill impairment charges, and other non-recurring items that we consider to be outside of our core operations. These measures should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measures and should be read in connection with the Company’s financial statements presented in accordance with GAAP.

Our non-GAAP financial measures include the following:

•
Comparable Sales: Represents net sales excluding the impact of material acquisitions, if any, with current-period foreign operation sales translated at prior-year currency rates. We believe comparable sales are useful to investors and management because they reflect underlying sales and sales trends without the effect of material acquisitions and fluctuations in foreign exchange rates and facilitate meaningful period-to-period comparisons. We sometimes refer to comparable sales as comparable net sales.
•
Adjusted Operating Income (Loss)/Adjusted Net Income (Loss) Per Diluted Share: Represents operating income (loss) and net income (loss) per diluted share excluding restructuring and goodwill impairment charges, the amortization of intangibles, the change in fair value of contingent consideration, non-recurring items, other income/expense and discrete income tax adjustments, including income tax related to the foregoing. We believe these adjusted non-GAAP financial measures are useful to investors and management because they reflect our underlying operating performance before items that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons. Senior management’s incentive compensation is derived, in part, using adjusted operating income and adjusted net income per diluted share, which is derived from adjusted net income. We sometimes refer to adjusted net income per diluted share as adjusted earnings per share or adjusted EPS.
•
Free Cash Flow/Adjusted Free Cash Flow: Free cash flow represents cash flow from operating activities less cash used for additions to property, plant and equipment. Adjusted free cash flow represents free cash flow, less cash payments made for contingent earnouts, plus cash proceeds from the disposition of assets. We believe free cash flow and adjusted free cash flow are useful to investors because they measure our available cash flow for paying dividends, funding strategic material acquisitions, reducing debt, and repurchasing shares.
•
Consolidated Leverage Ratio: Represents balance sheet debt plus debt origination costs and less any cash and cash equivalents divided by adjusted EBITDA. We believe that consolidated leverage ratio is useful to investors since the company has the ability to, and may decide to use, a portion of its cash and cash equivalents to retire debt.

Reconciliation of GAAP to Adjusted Non-GAAP Information (unaudited, in millions except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of (Loss) Income information reported in accordance with GAAP to Adjusted Non-GAAP Information for the twelve months ended December 31, 2023 and 2022.

Twelve Months Ended December 31, 2023
		Operating	% of	Net (Loss)	% of
		Income	Sales	Income(A)	Sales
Reported GAAP		$44.7	2.4%	($21.8)	(1.2)%
Reported GAAP diluted loss per share (EPS)				($0.23)
Restructuring charges		$27.2		$20.4
Goodwill impairment charge		$89.5		$89.5
Amortization of intangibles		$43.4		$31.8
Other asset write-off		—		$0.8
Gain on sale of property		—		($1.0)
Exit certain products in the wellness category	(B)	—		$3.8
Operating tax gains	(D)	—		($0.9)
Other discrete tax items		—		($17.0)
Adjusted non-GAAP		$204.8	11.2%	$105.6	5.8%
Adjusted net income per diluted share (adjusted EPS)				$1.09

Twelve Months Ended December 31, 2022
		Operating	% of	Net (Loss)	% of
		Income	Sales	Income(A)	Sales
Reported GAAP		$34.8	1.8%	($13.2)	(0.7)%
Reported GAAP diluted loss per share (EPS)				($0.14)
Charge for Russia business		$0.2		$0.1
Restructuring charges		$9.6		$7.1
Goodwill impairment charge		$98.7		$98.7
Amortization of intangibles		$41.5		$30.6
Change in fair value of contingent consideration	(C)	($9.0)		($6.7)
Gain on sale of property		—		($2.6)
Operating tax gains	(D)	—		($7.4)
Other discrete tax items		—		($5.6)
Adjusted non-GAAP		$175.8	9.0%	$101.0	5.2%
Adjusted net income per diluted share (adjusted EPS)				$1.04

(A)
The income tax impact of the non-GAAP adjustments and other discrete tax items, including the effects of recent tax legislation in both Brazil and the United States.
(B)
Represents charges for the exit of certain products in the wellness category.
(C)
Represents income from the change in fair value of the contingent consideration for the PowerA acquisition.
(D)
Represents gains related to the release of reserves for certain operating taxes.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow (unaudited, in millions)

The following table sets forth a reconciliation of net cash provided by operating activities reported in accordance with GAAP to Adjusted Free Cash Flow.

	For the year ended December 31, 2023	For the year ended December 31, 2022
Net cash provided by operating activities	$128.7	$77.6
Net (used) provided by:
Additions to property, plant and equipment	($13.8)	($16.5)
Proceeds from the disposition of assets	$2.6	$7.2
Adjusted free cash flow (non-GAAP)	$117.5	$77.5

Supplemental Net Sales Change Analysis (unaudited)

2023 YTD
	% Change - Net Sales			$ Change - Net Sales (in millions)
	GAAP	Non-GAAP		GAAP	Non-GAAP
	Net Sales Change	Currency Translation	Comparable Sales Change	Net Sales Change	Currency Translation	Comparable Sales Change	Comparable Sales
ACCO Brands North America	(11.1)%	(0.4)%	(10.7)%	($110.8)	($3.9)	($106.9)	$891.1
ACCO Brands EMEA	(5.7)%	1.0%	(6.7)%	($33.1)	$5.5	($38.6)	$541.7
ACCO Brands International	7.9%	2.6%	5.3%	$29.1	$9.7	$19.4	$388.7
Total	(5.9)%	0.6%	(6.5)%	($114.8)	$11.3	($126.1)	$1,821.5

PROXY ACCO BRANDS CORPORATION Proxy for Annual Meeting of Stockholders on May 21, 2024 Solicited on Behalf of the Board of Directors The undersigned hereby appoints James M. Dudek, Jr., Deborah A. O’Connor and Pamela R. Schneider, or any of them, as proxies, each with the power to appoint his or her substitute, and authorize(s) them to vote as designated on the reverse side all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders (the “Annual Meeting”) of ACCO Brands Corporation (the “Company”), to be held virtually, by means of remote communications, on May 21, 2024 at 9:30 a.m. Central Time, and to otherwise represent the undersigned at the Annual Meeting, and at any adjournments or postponements thereof. In order to attend the meeting, you must register at http://www.view proxy.com/ACCO/2024 at least one hour prior to the start time of the meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link and using the password you received in your registration confirmation email. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement. You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 21, 2024. The Proxy Statement and our 2023 Annual Report on Form 10-K are available at: http://www.viewproxy.com/ACCO/2024 (Continued and to be marked, dated, and signed on the other side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 21, 2024. The Proxy Statement and our 2023 Annual Report on Form 10-K are available at: http://www.viewproxy.com/ACCO/2024

Please mark your votes like this The Board of Directors recommends that you vote FOR the Election of Directors and FOR proposals 2 and 3. Proposal 1. Election of Directors NOMINEES: FOR AGAINST ABSTAIN (1) Joseph B. Burton (2) Kathleen S. Dvorak ☐ ☐ ☐ (3) Pradeep Jotwani ☐ ☐ ☐ (4) Robert J. Keller ☐ ☐ ☐ (5) Ron Lombardi ☐ ☐ ☐ (6) Graciela I. Monteagudo ☐ ☐ ☐ (7) E. Mark Rajkowski ☐ ☐ ☐ (8) Elizabeth A. Simermeyer ☐ ☐ ☐ (9) Thomas W. Tedford ☐ ☐ ☐ DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data) Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐ VIRTUAL CONTROL NUMBER Proposal 2. Ratification of the appointment of KPMG LLP as our independent registered public FOR ☐ AGAINST ☐ ABSTAIN ☐ Proposal 3. Approval, by non-binding advisory vote, of the compensation of our named executive officers. FOR ☐ AGAINST ☐ ABSTAIN ☐ To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting at the Annual Meeting or when granting a proxy to vote by Internet or Telephone. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/ACCO Vote by 11:59 p.m. Central Time on May 20, 2024 for shares held directly and by 11:59 p.m. Central Time on May 16, 2024 for shares held in the 401(k) Plan. TELEPHONE Vote Your Proxy by Phone: Call 1(866) 804-9616 Vote by 11:59 p.m. Central Time on May 20, 2024 for shares held directly and by 11:59 p.m. Central Time on May 16, 2024 for shares held in 401(k) Plan. Use any touch-tone telephone to vote your proxy. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.